Exhibit 10.5

HOTEL MASTER MANAGEMENT AGREEMENT

BY AND BETWEEN

MHI HOSPITALITY TRS, LLC

A DELAWARE LIMITED LIABILITY COMPANY

AND

MHI HOTELS SERVICES LLC,

A VIRGINIA LIMITED LIABILITY COMPANY

ARTICLE I DEFINITION OF TERMS		1
1.1	Definition of Terms	1

ARTICLE II TERM OF AGREEMENT		10
2.1	Term	10
2.2	Actions to be taken upon Termination	11
2.3	Early Termination Rights, Liquidated Damages	12
2.4	Substitution of Hotel	15

ARTICLE III PREMISES		16

ARTICLE IV APPOINTMENT OF MANAGER		16
4.1	Appointment	16
4.2	Delegation of Authority	16
4.3	Contracts, Equipment Leases and Other Agreements	16
4.4	Alcoholic Beverage/Liquor Licensing Requirements	17

ARTICLE V REPRESENTATIONS AND WARRANTIES		17
5.1	Lessee Representations	17
5.2	Manager Representations	18

ARTICLE VI OPERATION		18
6.1	Name of Premises, Standard of Operation	18
6.2	Use of Premises	20
6.3	Group Services	20
6.4	Right to Inspect	21

ARTICLE VII WORKING CAPITAL AND INVENTORIES		21
7.1	Working Capital and Inventories	21
7.2	Fixed Asset Supplies	21

ARTICLE VIII MAINTENANCE, REPLACEMENT AND CHANGES		21
8.1	Routine and Non-Routine Repairs and Maintenance	21
8.2	Capital Improvement Budget	22

ARTICLE IX EMPLOYEES		24
9.1	Employee Hiring	24
9.2	Costs, Benefit Plans	24
9.3	Manager’s Employees	24
9.4	Special Projects – Corporate Employees	25
9.5	Termination	25
9.6	Employee Use of Hotel	26
9.7	Non-Solicitation	26

ARTICLE X BUDGET, STANDARDS AND CONTRACTS		26
10.1	Annual Operating Budget	26
10.2	Budget Approval	27
10.3	Operation Pending Approval	27
10.4	Budget Meetings	27

ARTICLE XI OPERATING DISTRIBUTIONS		28
11.1	Management Fee	28
11.2	Accounting and Interim Payment	29

ARTICLE XII INSURANCE		30
12.1	Insurance	30

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12.2	Replacement Cost	31
12.3	Increase in Limits	31
12.4	Blanket Policy	31
12.5	Costs and Expenses	31
12.6	Policies and Endorsements	32
12.7	Termination	32

ARTICLE XIII TAXES AND DEBT SERVICE		32
13.1	Taxes	32
13.2	Debt Service, Ground Lease Payments	32

ARTICLE XIV BANK ACCOUNTS		33
14.1	Operating Account	33
14.2	Payroll Account	33
14.3	Management of Operating Account	33
14.4	Advance of Funds	34
14.5	Reserve Accounts	34

ARTICLE XV ACCOUNTING SYSTEM		34
15.1	Books and Records	34
15.2	Monthly Financial Statements	34
15.3	Annual Financial Statements	35

ARTICLE XVI PAYMENT BY LESSEE		35
16.1	Payment of Base Management Fee	35
16.2	Payment of Incentive Management Fee	35
16.3	Distributions	35

ARTICLE XVII RELATIONSHIP AND AUTHORITY		36

ARTICLE XVIII DAMAGE, CONDEMNATION AND FORCE MAJEURE		36
18.1	Damage and Repair	36
18.2	Condemnation	36
18.3	Force Majeure	37

ARTICLE XIX DEFAULT AND TERMINATION		37
19.1	Events of Default	37
19.2	Consequence of Default	38

ARTICLE XX WAIVER AND INVALIDITY		38
20.1	Waiver	38
20.2	Partial Invalidity	38

ARTICLE XXI ASSIGNMENT		39

ARTICLE XXII NOTICES		39

ARTICLE XXIII SUBORDINATION; NON-DISTURBANCE		40
23.1	Subordination	40
23.2	Non-Disturbance Agreement	41

ARTICLE XXIV PROPRIETARY MARKS; INTELLECTUAL PROPERTY		41
24.1	Computer Software and Equipment	41
24.2	Intellectual Property	42
24.3	Books and Records	42

ARTICLE XXV INDEMNIFICATION		42
25.1	Manager Indemnity	42

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25.2	Lessee Indemnity	42
25.3	Indemnification Procedure	43
25.4	Survival	43

ARTICLE XXVI FUTURE HOTELS		44

ARTICLE XXVII GOVERNING LAW VENUE		44

ARTICLE XXVIII MISCELLANEOUS		44
28.1	Rights to make Agreement	44
28.2	Agency	45
28.3	Failure to Perform	45
28.4	Headings	45
28.5	Attorneys’ Fees and Costs	45
28.6	Entire Agreement	45
28.7	Consents	45
28.8	Eligible Independent Contractor	45
28.9	Subleasing	46
28.10	Environmental Matters	47
28.11	Equity and Debt Offerings	47
28.12	Estoppel Certificates	47
28.13	Confidentiality	48
28.14	Modification	48
28.15	Counterparts	48

LIST OF EXHIBITS		50

LIST OF SCHEDULES

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HOTEL MASTER MANAGEMENT AGREEMENT

THIS HOTEL MASTER MANAGEMENT AGREEMENT is made and entered into as of the 21st day of December, 2004, by and between MHI Hospitality TRS, LLC, a Delaware limited liability company (hereinafter referred to as “Lessee”), MHI Hotels Services LLC, a Virginia limited liability company (hereinafter referred to as “Manager”), and for the limited purposes of Article VIII herein, the Landlords (defined below).

RECITALS:

A. Lessee is the tenant under the Leases (defined below) covering those certain hotel properties, fully equipped with furniture and fixtures, and more particularly described by address location, franchise name and room number information, on Exhibit “A” attached hereto (the hotels, together with all ancillary facilities, improvements and amenities set forth on Exhibit A attached hereto as such exhibit exists as of the date of this Agreement, herein called the “Initial Hotels”).

B. Lessee desires to retain Manager to manage and operate the Initial Hotels and any Future Hotels (as defined below), and Manager is willing to perform such services for the account of Lessee, all as more particularly set forth in this Agreement.

AGREEMENTS:

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I

DEFINITION OF TERMS

1.1 Definition of Terms. The following terms when used in this Agreement shall have the meanings indicated below.

“Accounting Period” shall mean a calendar month.

“Agreement” shall mean this Master Management Agreement, and all amendments, modifications, supplements, consolidations, extensions and revisions to this Master Management Agreement approved by Lessee and Manager in accordance with the provisions hereof.

“Amendment” shall have the meaning as set forth in Article XXVI.

“Annual Operating Budget” shall have the meaning as set forth in Section 10.1.

“AOB Objection Notice” shall have the meaning as set forth in Section 10.2.

“Applicable Standards” shall mean standards of operation for the Premises which are (a) in accordance with the requirements of the applicable Franchise Agreement, this Agreement and all CCRs affecting the Premises and of which true and complete copies have been made available by Lessee to Manager, (b) in accordance with applicable Legal Requirements, (c) in accordance with the terms and conditions of any Hotel Mortgage or Ground Lease to the extent not otherwise inconsistent with the terms of this Agreement (to the extent Lessee has made available to Manager true and complete copies of the applicable loan documents relating to any such Hotel Mortgage and/or the Ground Leases), (d) in accordance with the Leases (to the extent Lessee has made available to Manager a true and complete copy thereof), (e) in accordance with the requirements of any carrier having insurance on the Hotels or any part thereof (to the extent Manager has been given written notice of such requirements or policies or has coordinated same on behalf of Lessee), and (f) in accordance with the requirements of Section 856(d)(9)(D) of the Code for qualifying each of the Hotels as a Qualified Lodging Facility.

“Base Management Fee” shall have the meaning as set forth in Section 11.1(a).

“Benefit Plans” shall have the meaning as set forth in Section 9.2.

“Business Day” shall mean any day excluding (i) Saturday, (ii) Sunday, (iii) any day which is a legal holiday under the laws of the Commonwealth of Virginia, and (iv) any day on which banking institutions located in such states are generally not open for the conduct of regular business.

“Budgeted GOP” shall mean the Gross Operating Profit as set forth in the Annual Operating Budget for the applicable Fiscal Year, as approved by Lessee and Manager pursuant to Article X hereof.

“CCR” shall mean those certain restrictive covenants encumbering the Premises recorded in the real property records of the county where such premises are located, as described in the owner policies of title insurance relating to such premises, a copy of which are acknowledged received by the Manager.

“Capital Improvement Budget” shall have the meaning as set forth in Section 8.2(e).

“Cash Management Agreements” shall mean agreements, if any, entered into by Lessee, Landlord and a Holder for the collection and disbursement of any lease payments by Lessee to Landlord under the applicable Lease with respect to the applicable Premises, which constitute a part of the loan documents executed and delivered in connection with any Hotel Mortgage by Landlord.

“CIB Objection Notice” shall have the meaning as set forth in Section 8.2(a).

“CPI” means the Consumer Price Index, published for all Urban Consumers for the U.S. City Average for All Items, 1982-84=100 issued by the Bureau of Labor Statistics of the United States Department of Labor, as published in the Wall Street Journal.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commencement Date” shall have the meaning as set forth in Section 2.1.

“Competitive Set” shall initially mean for each Hotel, the hotels situated in the same market segment as such Hotel as noted on Schedule 1 attached hereto, which competitive set shall include the applicable Hotel. The Competitive Set may be changed from time to time by mutual agreement of Lessee and Manager to reasonably and accurately reflect a set within the market of such Hotel that is comparable in rate quality and in operation to such Hotel and directly competitive with such Hotel. The requirements for the Competitive Set are not applicable to any of the Initial Hotels until after the expiration of the initial 10-year term of this Agreement.

“Contract(s)” shall have the meaning as set forth in Section 4.3.

“Debt Service” shall mean actual scheduled payments of principal and interest, including accrued and cumulative interest, payable by a Landlord with respect to any Hotel Mortgage.

“Deductions” shall mean the following matters:

(a) Employee Costs and Expenses (including, Employee Claims but excluding Excluded Employee Claims);

(b) Administrative and general expenses and the cost of advertising and business promotion, heat, light, power, communications (i.e., telephone, fax, cable service and internet) and other utilities and routine repairs, maintenance and minor alterations pertaining to the Premises;

(c) The cost of replacing, maintaining or replenishing Inventories and Fixed Asset Supplies consumed in the operation of the Premises;

(d) A reasonable reserve for uncollectible accounts receivable as reasonably determined by Manager and approved by Lessee (such approval not to be unreasonably withheld);

(e) All costs and fees of independent accountants, attorneys or other third parties who perform services related to the Hotels or the operation thereof;

(f) The cost and expense of non-routine technical consultants and operational experts for specialized services in connection with the Premises, including, without limitation, an allocation of costs of Manager’s corporate staff who may perform special services directly related to the Hotels such as sales and marketing, revenue management, training, property tax services, federal, state and/or local tax services, recruiting, and similar functions or services as set forth in Section 9.4, to be allocated on a fair and equitable cost basis as reasonably determined by Manager and approved by Lessee (such approval not to be unreasonably withheld);

(g) Insurance costs and expenses as provided in Article XII;

(h) Real estate and personal property taxes levied or assessed against the Premises by duly authorized taxing authorities and such other taxes, if any, assessed against Manager or the Premises and the responsibility of the Lessee related to the operation and/or ownership of the Premises;

(i) Franchise fees, royalties, license fees, or compensation or consideration paid or payable to the Franchisor (as hereinafter defined), or any successor Franchisor, pursuant to a Franchise Agreement (as hereinafter defined);

(j) The Premises’ allocable share of the actual costs and expenses incurred by Manager in providing Group Services as provided in Section 6.3 hereof;

(k) The Management Fee;

(l) Rental payments made under equipment leases; and

(m) Other expenses incurred in connection with the maintenance or operation of the Premises not expressly set forth above and authorized pursuant to this Agreement.

Deductions shall not include: (a) depreciation and amortization, (b) Debt Service, or (c) Ground Lease Payments;

“Effective Date” shall mean the date this Agreement is fully executed and delivered.

“Eligible Independent Contractor” shall have the meaning as set forth in Section 28.8.

“Emergency Expenses” shall mean any expenses, regardless of amount, which, in Manager’s reasonable judgment, are immediately necessary to protect the physical integrity or lawful operation of the Hotels or the health or safety of its occupants.

“Employee Claims” shall mean any claims (including all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) made by or in respect of an employee or potential hire of Manager against Manager and/or Lessee which are based on a violation or alleged violation of the Employment Laws or alleged contractual obligations.

“Employee Costs and Expenses” shall have the meaning as set forth in Section 9.3.

“Employee Related Termination Costs” shall have the meaning as set forth in Section 9.5.

“Employment Laws” shall mean all applicable federal, state and local laws (including, without limitation, any statutes, regulations, ordinances or common laws) regarding the employment, hiring or discharge of persons.

“Event(s) of Default” shall have the meaning set forth in Article XIX.

“Excluded Employee Claims” shall mean any Employee Claims (a) to the extent attributable to a substantial violation by Manager of Employment Laws, or (b) which do not arise from an isolated act of an individual employee but rather is the direct result of corporate policies of Manager which either encourage or fail to discourage the conduct from which such Employee Claim arises.

“Executive Employees” shall mean the senior executives of the Manager.

“Expiration Date” shall have the meaning as set forth in Section 2.1.

“FF&E” shall have the meaning as set forth in Section 8.1.

“Fiscal Year” shall mean the twelve (12) month calendar year ending December 31, except that the first Fiscal Year and last Fiscal Year of the term of this Agreement may not be full calendar years.

“Fixed Asset Supplies” shall mean supply items included within “Property and Equipment” under the Uniform System of Accounts, including linen, china, glassware, silver, uniforms, and similar items.

“Force Majeure” shall mean any act of God (including adverse weather conditions); act of the state or federal government in its sovereign or contractual capacity; war; civil disturbance, riot or mob violence; terrorism; earthquake, flood, fire or other casualty; epidemic; quarantine restriction; labor strikes or lock out; freight embargo; civil disturbance; or similar causes beyond the reasonable control of Manager.

“Franchisor” shall mean those certain franchisors and any successor franchisors selected by Lessee (subject to the terms of the Leases) identified on Exhibit “C” attached hereto (as modified from time to time).

“Franchise Agreement” shall mean those certain license agreements between a Franchisor and Lessee as such license agreements are amended from time to time, and any other contract hereafter entered into between Lessee and such Franchisor pertaining to the name and operating procedures, systems and standards for the Hotels, as described on Exhibit “C” attached hereto (as modified from time to time).

“Full Replacement Cost” shall have the meaning as set forth in Section 12.2.

“Future Hotels” shall mean any hotel or motel properties leased after the date hereof by Lessee from Affiliates of the Partnership as more particularly described in Article XXVI hereof.

“GAAP” shall mean generally accepted accounting principles consistently applied as recognized by the accounting industry and standards within the United States.

“General Manager” or “General Managers” shall have the meanings as set forth in Section 9.7.

“Gross Operating Profit” shall mean the actual gross operating profit of the Premises determined generally in accordance with the Uniform System of Accounts, consistently applied and consistent with the determination thereof in the Annual Operating Budget.

“Gross Operating Profit Margin” shall mean for any applicable Fiscal Year, the quotient expressed as a percentage, (i) the numerator of which is the Gross Operating Profit, and (ii) the denominator of which is Gross Revenues.

“Gross Revenues” shall mean all revenues and receipts of every kind received from operating the Premises and all departments and parts thereof, including but not limited to, income from both cash and credit transactions, income from the rental of rooms, stores, offices, banquet rooms, conference rooms, exhibits or sale space of every kind, license, lease and concession fees and rentals (not including gross receipts of licensees, lessees and concessionaires), vending machines, health club membership fees, food and beverage sales, wholesale and retail sales of merchandise, service charges, and proceeds, if any, from business interruption or other loss of income insurance; provided, however, Gross Revenues shall not include (a) gratuities to the Premises’ employees, (b) federal, state or municipal excise, sales or use taxes or similar impositions collected directly from customers, patrons or guests or included as part of the sales prices of any goods or services paid over to federal, state or municipal governments, (c) property insurance or condemnation proceeds (excluding proceeds from business interruption or other loss of income coverage), (d) proceeds from the sale or refinance of assets other than sales in the ordinary course of business, (e) funds furnished by the Lessee, (f) judgments and awards other than for lost business, (g) the amount of all credits, rebates or refunds (which shall be deductions from Gross Revenues) to customers, patrons or guests, (h) receipts of licensees, concessionaires, and tenants, (i) payments received at any of the Hotels for hotel accommodations, goods or services to be provided at other hotels, although arranged by, for or on behalf of Manager; (j) the value of complimentary rooms, food and beverages, (k) interest income, (l) lease security deposits, and (m) items constituting “allowances” under the Uniform System of Accounts.

“Ground Lease Payments” shall mean payments due under any of the Ground Leases and payable by Landlord thereunder.

“Ground Leases” shall mean any ground lease agreements relating to any of the Hotels, executed by Landlord with any third party landlords.

“Group Services” shall have the meaning as set forth in Section 6.3.

“Holder” shall mean the holder of any Hotel Mortgage and the indebtedness secured thereby, and such holder’s successors and assigns.

“Hotels” shall collectively mean the Initial Hotels and any Future Hotels.

“Hotel Mortgage” shall mean, collectively, any mortgage or deed of trust hereafter from time to time, encumbering all or any portion of the Premises (or the leasehold interest therein), together with all other instruments evidencing or securing payment of the indebtedness secured by such mortgage or deed of trust and all amendments, modifications, supplements, extensions and revisions of such mortgage, deed of trust, and other instruments.

“Hotel’s Revpar Yield Penetration” shall mean, for a Hotel for any applicable Fiscal Year, the quotient, stated as a percentage, of (i) such Hotel’s actual occupancy rate multiplied by the actual average daily rate, divided by (ii) the Competitive Set’s occupancy rate multiplied by the Competitive Set’s average daily rate for the same Fiscal Period. The determination of the Competitive Set’s occupancy and rate shall be made by reference to the Smith Travel Research reports or its successor or comparable market research reports prepared by another nationally recognized hospitality firm reasonably acceptable to Lessee and Manager.

“Incentive Management Fee” shall have the meaning as set forth in Section 11.1(b).

“Indemnifying Party” shall have the meaning as set forth in Section 25.3.

“Independent Directors” shall mean those directors of MHI who are “independent” within the meaning of the rules of the American Stock Exchange or such other national securities exchange or interdealer quotation system on which MHI’s common stock is then principally traded.

“Initial Hotels” shall have the meaning as set forth in Recital A.

“Intellectual Property” shall have the meaning as set forth in Section 24.2.

“Inventories” shall mean “Inventories” as defined in the Uniform System of Accounts, such as provisions in storerooms, refrigerators, pantries and kitchens, beverages in wine cellars and bars, other merchandise intended for sale, fuel, mechanical supplies, stationery, and other supplies and similar items.

“Issuing Party” shall have the meaning as set forth in Section 28.11.

“Key Employees” shall have the meaning as set forth in Section 9.7.

“Landlords” shall mean the landlords under the Leases as described on Exhibit “C” attached hereto (as amended from time to time).

“Leases” shall mean those certain lease agreements as amended, modified, supplemented, and extended from time to time, as described on Exhibit “B” attached hereto, executed by Lessee as tenant and the Landlords.

“Legal Requirements” shall mean all laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which now or hereafter may be applicable to the Premises and the operation of the Hotels.

“Lessee” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Management Fee” shall collectively mean the Base Management Fee and the Incentive Management Fee, and any other fees payable to Manager pursuant to the terms of this Agreement.

“Manager” shall have the meaning as set forth in the introductory paragraph of this Agreement.

“Manager Affiliate Entity” shall have the meaning as set forth in Article XXI.

“Market Service Fees” shall have the meaning set forth in Section 8.2(g).

“MHI” means MHI Hospitality Corporation, a Maryland corporation.

“Necessary Expenses” shall mean any expenses, regardless of amount, which are necessary for the continued operation of the Hotels in accordance with Legal Requirements and the Applicable Standards and which are not within the reasonable control of Manager (including, but not limited to those for taxes, utility charges, approved leases and contracts, licensing and permits).

“Net Operating Income” shall be equal to Gross Operating Profit less Rental Payments to the extent that such rental payments are not properly chargeable as an operating expense.

“Non-Disturbance Agreement” means an agreement, in recordable form in the jurisdiction in which a Hotel is located, executed and delivered by the Holder of a Hotel Mortgage or a Landlord, as applicable, (which agreement shall by its terms be binding upon all assignees of such lender or landlord and upon any individual or entity that acquires title to or possession of a Hotel (referred to as a “Subsequent Owner”), for the benefit of Manager, pursuant to which, in the event such holder (or its assignee) or landlord (or its assignee) or any Subsequent Owner comes into possession of or acquires title to a Hotel, such holder (and its assignee) or landlord (or its assignee) and all Subsequent Owners shall (x) recognize Manager’s rights under this Agreement, and (y) shall not name Manager as a party in any foreclosure action or proceeding, and (z) shall not disturb Manager in its right to continue to manage the Hotels pursuant to this Agreement; provided, however, that at such time, (i) this Agreement has not expired or otherwise been earlier terminated in accordance with its terms, and (ii) there are no outstanding Events of Default by Manager, and (iii) no material event has occurred and no material condition exists which, after notice or the passage of time or both, would entitle Lessee to terminate this Agreement.

“Non-Issuing Party” shall have the meaning as set forth in Section 28.11.

“Notice” shall have the meaning as set forth in Article XXII.

“Operating Account” shall have the meaning as set forth in Section 14.1.

“Partnership” means MHI Hospitality L.P., a Delaware limited partnership.

“Performance Cure Period” shall have the meaning as set forth in Section 2.3(b)(i)(2).

“Performance Failure” shall have the meaning as set forth in Section 2.3(b)(i)(1).

“Performance Test” shall have the meaning as defined in Section 2.3(b)(i).

“Premises” shall mean collectively the Lessee’s leasehold interest in the Hotels and the Sites, as both terms are defined herein, pursuant to the terms and conditions of the Leases.

“Prime Rate” shall have the meaning as set forth in Section 28.3.

“Project Management Fee” shall have the meaning set forth in Section 8.2(e).

“Property Service Account” shall have the meaning as set forth in Section 13.2.

“Prospectus” shall have the meaning as set forth in Section 28.11.

“Qualified Lodging Facility” shall mean a “qualified lodging facility” as defined in Section 856(d)(9)(D) of the Code and means a “Lodging Facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “Lodging Facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to MHI.

“Reasonable Working Capital” shall have the meaning as set forth in Section 16.3.

“Related Person” shall have the meaning as set forth in Section 28.8(e).

“Rental Payments” shall mean rental payments made under equipment leases permitted pursuant to the terms of this Agreement.

“Revpar” shall mean the revenue per available room, determined by taking the actual occupancy rate of the applicable hotel and multiplying such rate by the actual average daily rate of such hotel.

“Sale” shall mean any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary of Landlord’s title (whether fee or leasehold) in the Hotel, or of a controlling interest therein, other than a collateral assignment intended to provide security for a loan, and shall include any such disposition through the disposition of the ownership interests in the entity that holds such title and any lease or sublease of the Hotel.

“Sites” shall collectively mean those certain tracts or parcels of land described in Exhibit “B-1” hereto, as amended from time to time.

“Software” shall have the meaning as set forth in Section 24.1.

“Strategic Alliance Agreement” shall mean that certain Strategic Alliance Agreement dated the date hereof between the Partnership and Manager.

“Subject Hotel” shall have the meaning set forth in Section 2.3(b)(i).

“Term” shall mean the contractual duration of this Agreement, as defined in Section 2.1.

“Termination” shall mean the expiration or sooner cessation of this Agreement, with respect to one or more of the Hotels.

“Termination Date” shall have the meaning as set forth in Section 2.1.

“Uniform System of Accounts” shall mean the Uniform System of Accounts for the Lodging Industry, 9th Revised Edition, as may be modified from time to time by the International Association of Hospitality Accountants.

“Unrelated Person” shall have the meaning as set forth in Section 28.8(e).

“Working Capital” shall mean the amounts by which current assets exceed current liabilities as defined by the Uniform System of Accounts which are reasonably necessary for the day-to-day operation of the Premises’ business, including, without limitation, the excess of change and petty cash funds, operating bank accounts, receivables, prepaid expenses and funds required to maintain Inventories, over the amount of accounts payable and accrued current liabilities.

ARTICLE II

TERM OF AGREEMENT

2.1 Term. The term (“Term”) of this Agreement shall commence on the “Commencement Date” for each of the Hotels as noted on Exhibit “A” attached hereto and, unless sooner terminated as herein provided, shall continue with respect to such Hotels until the “Termination Date.” For purposes of this Agreement, the “Termination Date” for each of the Hotels shall be the earlier to occur of (i) the Expiration Date applicable to such Hotel, (ii) termination at the option of Lessee in connection with the bona fide Sale of the Hotel by Landlord to an unaffiliated third party as provided in and subject to the terms of Section 2.3(a) hereof, (iii) termination at the option of Lessee in the event that the Performance Test has not been satisfied pursuant to and subject to the terms and conditions of Section 2.3(b) below, (iv) termination at the option of Lessee for convenience pursuant to and subject to the terms and conditions of Section 2.3(c) below (and subject to Section 2.3(a) with respect to any sale of the Hotel), or (v) termination by either Lessee or Manager pursuant to Article XVIII hereof in connection with a condemnation, casualty or Force Majeure, subject to the terms thereof. The “Expiration Date” with respect to a Hotel shall mean the 10th anniversary of the Commencement Date applicable to such Hotel, provided that such initial 10-year term may thereafter be renewed by Manager on the same terms and conditions contained herein, for two (2) successive periods of five (5) Fiscal Years each, provided that upon completion of the initial term and the first renewal period, both Lessee and Manager mutually agree to renew the Agreement and, provided further, that at the time of exercise of any such option to renew an Event of Default by Manager does not then exist beyond any applicable grace or cure period. If at the time of the exercise of any renewal period, Manager is then in default under this Agreement, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Lessee may terminate this Agreement regardless of the exercise of such renewal period and without the payment of any fee or liquidated damages. If Manager desires to exercise any such option to renew, it shall give Lessee Notice to that effect not less than ninety (90) days prior to the expiration of the then current Term. Notwithstanding the expiration or earlier termination of the Term, Lessee and Manager agree that the obligations of Lessee to pay, remit, reimburse and to otherwise indemnify Manager for any and all expenses and fees incurred or accrued by Manager pursuant to the provisions of this Agreement prior to the expiration or earlier termination of the Term (or actually incurred by Manager after the termination) shall survive Termination, provided such expenses and fees have been incurred consistent with the then current terms of this Agreement and the applicable Annual Operating Budget, including, without limitation but only to the extent so consistent, all costs, expenses and liabilities arising from the termination of the Premises’ employees such as accrued vacation and sick leave, severance pay and other accrued benefits, employer liabilities pursuant to the Consolidated Omnibus Budget Reconciliation Act and employer liabilities pursuant to the Worker Adjustment and Retraining Notification Act. In addition, subject to Section 19.2 below and the foregoing sentence, upon Termination of this Agreement, Lessee and Manager shall have no further obligations to one another pursuant to this Agreement, except that Section 2.2, obligations to make payments under Section 2.3 or Section 9.5, Section 9.7, the last sentence of Section 15.1, obligations to make payments of termination fees pursuant to Article XVIII, Article XXIV, Article XXV, Article XXVII and Section 28.13 shall survive Termination.

2.2 Actions to be taken upon Termination. Upon a Termination of this Agreement with respect to one or more of the Hotels, the following shall be applicable:

(a) Manager shall, within forty-five (45) days after Termination of this Agreement, prepare and deliver to Lessee a final accounting statement with respect to such Hotels, in form and substance consistent with the statements provided pursuant to Section 15.2, along with a statement of any sums due from Lessee to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Lessee of such final accounting statement, the parties will make whatever cash adjustments are necessary pursuant to such final statement. The cost of preparing such final accounting statement shall be a Deduction. Manager and Lessee acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available.

(b) As of the date of the final accounting referred to in subsection (a) above, Manager shall release and transfer to Lessee any of Lessee’s funds which are held or controlled by Manager with respect to such Hotels, with the exception of funds to be held in escrow pursuant to Section 9.5 and Section 12.7. During the period between the date of Termination and the date of such final accounting, Manager shall pay (or reserve against) all Deductions which accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination.

(c) Manager shall make available to Lessee such books and records respecting such Hotels (including those from prior years, subject to Manager’s reasonable records retention policies in accordance with applicable law and legal requirements) as will be needed by Lessee to prepare the accounting statements, in accordance with the Uniform System of Accounts, for such Hotels for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include:

(i) employee records which must remain confidential pursuant to either Legal Requirements or confidentiality agreements, or (ii) any Intellectual Property.

(d) Manager shall (to the extent permitted by Legal Requirements) assign to Lessee, or to any other manager employed by Lessee to operate and manage such Hotels, all operating licenses for such Hotels which have been issued in Manager’s name; provided that if Manager has expended any of its own funds in the acquisition of any of such licenses, Lessee shall reimburse Manager therefor if it has not done so already.

(e) Lessee agrees that Hotel reservations and any and all contracts made in connection with Hotel convention, banquet or other group services made by Manager in the ordinary and normal course of business consistent with this Agreement, for dates subsequent to the date of Termination and at rates prevailing for such reservations at the time they were made, shall be honored and remain in effect after Termination of this Agreement.

(f) Manager shall cooperate with the new operator of such Hotels as to effect a smooth transition and shall peacefully vacate and surrender the Hotels to Lessee.

(g) Manager and Lessee agree to use best efforts to resolve any disputes amicably and promptly under this Section 2.2 to effect a smooth transition of such Hotels to Lessee and/or Lessee’s new manager.

2.3 Early Termination Rights, Liquidated Damages.

(a) Termination Upon Sale. Upon Notice to Manager, Lessee shall have the option to terminate this Agreement with respect to one, more or all of the Hotels effective as of the closing of the Sale of such Hotels to a third party. Such Notice shall be given at least forty-five (45) days’ in advance (unless otherwise required by Legal Requirements, in which case Lessee shall provide such additional notice in order to comply with such Legal Requirements) and shall inform Manager of the identity of the contract purchaser. Manager, at its election, may offer to provide management services to such contract purchaser after the closing of the sale. Lessee shall, in connection with such Sale, by a separate document reasonably acceptable to Lessee and Manager, indemnify and save Manager harmless against any and all losses, costs, damages, liabilities and court costs, claims and expenses, including, without limitation, reasonable attorneys’ fees arising or resulting from the failure of Lessee or such prospective purchaser to provide any of the services contracted for in connection with the business booked for such hotels to, and including, the date of such Termination, in accordance with the terms of this Agreement, including without limitation, any and all business so booked as to which facilities and/or services are to be furnished subsequent to the date of Termination, provided that any settlement by Manager of any such claims shall be subject to the prior written approval of Lessee which shall not be unreasonably withheld, conditioned or delayed. In addition, the following terms shall apply in connection with the sale of any Hotel:

(i) Sale of Future Hotel. If this Agreement is terminated pursuant to Section 2.3(a) with respect to any of the Future Hotels prior to the first anniversary of the Commencement Date applicable to such Future Hotel, then Lessee shall pay to Manager on such termination, a termination fee as liquidated damages and not as a penalty (provided that an Event of Default by Manager is not then existing beyond any cure or grace periods set forth in this Agreement) in an amount equal to the estimated Base Management Fee and Incentive Management Fee that was estimated to be paid to Manager with respect to such Future Hotel pursuant to the Annual Operating Budget for the remaining Accounting Periods until the first anniversary of the Commencement Date for such Future Hotel (irrespective of the Management Fees paid to Manager prior to the date of the Termination with respect to the Hotels). If this Agreement is terminated pursuant to Section 2.3(a) with respect to any of the Future Hotels after the first anniversary of the Date applicable to such Future Hotel, then no termination fees shall be payable by Lessee.

(ii) Sale of Initial Hotel. If this Agreement is terminated pursuant to Section 2.3(a) with respect to any of the Initial Hotels prior to the expiration of the initial 10-year term of this Agreement applicable to such Initial Hotel, then Lessee shall pay to Manager on such termination, a termination fee, with respect to each such Hotel as liquidated damages and not as a penalty (provided that an Event of Default by Manager is not then existing beyond any cure or grace periods set forth in this Agreement), an amount equal to the sum obtained by multiplying (1) the aggregate Base Management Fees and Incentive Management Fees budgeted in the Annual Operating Budget applicable to such Initial Hotel for the full current Fiscal Year in which such termination is to occur (but in no event less than the Base Management Fees and Incentive Management Fees for the preceding full Fiscal Year) by (2) the number of years remaining in the initial 10-year Term of this Agreement applicable to such Initial Hotel. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 2.3(a) with respect to any of the Initial Hotels after the initial 10-year term of this Agreement applicable to such Initial Hotel, then no termination fees shall be payable by Lessee.

(b) Termination Due to Failure to Satisfy Performance Test.

(i) Performance Test. Lessee shall have the right to terminate this Agreement with respect to any Initial Hotel after the initial 10-year term of this Agreement applicable to such Initial Hotel and any Future Hotel (for the purposes of this Section 2.3(b)(i) called “Subject Hotel”), in the event of the occurrence of the following (collectively herein called, the “Performance Test”):

(1) If, commencing with the first Fiscal Year after the initial 10-year term for an Initial Hotel and commencing with the first full Fiscal Year following the Commencement Date for any Future Hotel, and for each Fiscal Year thereafter (a) a Subject Hotel’s Gross Operating Profit Margin for such Fiscal Year is less than seventy-five percent (75%) of the average Gross Operating Profit Margin of comparable hotels in similar markets and geographic locations to the subject Hotel as reasonably determined by Lessee and Manager, and (b) such Subject Hotel’s Revpar Yield Penetration is less than 80% for such Fiscal Year (herein (a) and (b) collectively called “Performance Failure”); then

(2) Manager shall have a period of two (2) years, commencing with the next ensuing Fiscal Year (the “Performance Cure Period”), to cure the Performance Failure after Manager’s receipt of Notice from Lessee of such Performance Failure and Lessee’s intent to terminate this Agreement with respect to the Subject Hotel if the Performance Failure is not cured within such Performance Cure Period; and

(3) If after the end of the Performance Cure Period, the Performance Failure remains uncured, then Lessee may, at its election, terminate this Agreement upon forty-five (45) days’ prior Notice to Manager.

(ii) Finance Reports. Determinations of the performance of the Subject Hotel shall be in accordance with the audited annual financial statements delivered by Lessee’s accountant pursuant to Section 15.3 hereof.

(iii) Extension of Performance Cure Period. Notwithstanding the foregoing, if at any time during the Performance Cure Period (a) Lessee is in material default under any of its obligations under this Agreement, or (b) Lessee has terminated, terminates or causes a termination of the Franchise Agreement (other than defaults due to Manager) and does not obtain a new franchise agreement with a comparable franchisor, or (c) the operation of the Hotel or the use of the Hotel’s facilities are materially disrupted by casualty, condemnation, or events of Force Majeure that are beyond the reasonable control of Manager, or by major repairs to or major refurbishment of the Hotel, then, for such period, the Performance Cure Period shall be extended.

(iv) Renewal Period. If at the time of Manager’s exercise of a renewal period with respect to any Hotel, such hotel is a Subject Hotel within a Performance Cure Period, the exercise of such renewal period shall be conditional upon timely cure of the Performance Failure, and if such Performance Failure is not timely cured, then, notwithstanding the foregoing provisions, Lessee may elect to terminate this Agreement with respect to such Subject Hotel pursuant to the terms of this Section 2.3(b).

(c) Termination for Convenience. Lessee may terminate this Agreement as to any Hotel for convenience (except if due to a Sale of a Hotel, whereupon Section 2.3(a) shall govern) upon ninety (90) days Notice to Manager, and shall pay to Manager as liquidated damages but not as a penalty, a termination fee (provided that there does not then exist an Event of Default by Manager under this Agreement beyond any applicable cure or grace periods) in an amount equal to the product of (1) the aggregate Base Management Fees and Incentive Management Fees budgeted in the Annual Operating Budget applicable to such Hotel for the full current Fiscal Year in which such termination is to occur (but in no event less than the Base Management Fees and Incentive Management Fees for the preceding full Fiscal Year) by (2) the number of years remaining in the initial 10-year Term of this Agreement applicable to such Hotel or any applicable renewal period.

(d) Payment of liquidated damages. With respect to any termination fees payable in connection with any early termination right set forth in this Section 2.3, Lessee recognizes and agrees that, if this Agreement is terminated with respect to any of the Hotels for the reasons specified in this Section 2.3 thereby entitling Manager to receive the termination fees as set forth in this Section 2.3, Manager would suffer an economic loss by virtue of the resulting loss of management fees which would otherwise have been earned under this Agreement. Because such fees vary in amount depending on the total gross revenues earned at the Hotels and accordingly would be extremely difficult and impractical to ascertain with certainty, the parties agree that the termination fees provided in this Section 2.3 constitute a reasonable estimate of liquidated damages to Manager for purposes of any and all legal requirements, and it is agreed that Manager shall not be entitled to maintain a cause of action against Lessee, except as specifically provided herein, for actual damages in excess of the termination fees in any context where the termination fees are provided by this Agreement, and receipt of such fees (together with all other amounts due and payable by Lessee to Manager with respect to events occurring prior to termination of this Agreement with respect to the applicable Hotel or as otherwise provided herein) shall be Manager’s sole remedy for damages against Lessee in any such case.

The foregoing shall in no way affect any other sums due Manager under this Article II or otherwise hereunder, including, without limitation, the Management Fees earned during the Term, or any other rights or remedies, at law or in equity of Manager under this Agreement or under Legal Requirements, including any indemnity obligations of Lessee to Manager under this Agreement.

2.4 Substitution of Hotel. Notwithstanding the foregoing, if, in event of a termination of this Agreement with respect to a Hotel, a termination fee becomes payable by Lessee, Lessee may (in its sole and absolute discretion) avoid payment of such termination fee by substituting for the terminated Hotel within 120 days of such termination, another hotel facility reasonably comparable to the terminated Hotel in size, number of rooms, quality of franchise operation, market and geographical location, and gross revenues, to be governed by the terms and conditions of this Agreement as an “Initial Hotel” from and after the date of such substitution, and this Agreement shall be amended accordingly pursuant to a form of amendment similar to Exhibit “E” attached hereto.

ARTICLE III

PREMISES

Manager shall be responsible, at the sole cost and expense of Lessee, for keeping and maintaining the Premises fully equipped in accordance with plans, specifications, construction safety and fire safety standards, and designs pursuant to applicable Legal Requirements, the standards and requirements of a Franchisor pursuant to any applicable Franchise Agreement, any applicable Hotel Mortgage, the Leases, the Capital Improvement Budgets and the Annual Operating Budgets approved pursuant to the terms hereof, subject in all respects to performance by Lessee of its obligations pursuant to this Agreement.

ARTICLE IV

APPOINTMENT OF MANAGER

4.1 Appointment. Lessee hereby appoints Manager as its sole, exclusive and continuing operator and manager to supervise and direct, for and at the expense of Lessee, the management and operation of the Premises under the terms and conditions set forth herein. In exercising its duties hereunder, Manager shall act as agent and for the account of Lessee. Manager hereby accepts said appointment and agrees to manage the Premises during the Term of this Agreement under the terms and conditions set forth herein.

4.2 Delegation of Authority. The operation of the Premises shall be under the exclusive supervision and control of Manager who, except as otherwise specifically provided in this Agreement, shall be responsible for the proper and efficient management and operation of the Premises in accordance with this Agreement, the Leases, the Franchise Agreements, the Capital Improvement Budget and the Annual Operating Budget. Subject to the terms of such agreements and budgets, the Manager shall have discretion and control in all matters relating to the management and operation of the Premises, including, without limitation, charges for rooms and commercial space, the determination of credit policies (including entering into agreements with credit card organizations), food and beverage service and policies, employment policies, procurement of inventories, supplies and services, promotion, advertising, publicity and marketing, and, generally, all activities necessary for the operation of the Premises. Manager shall also be responsible for the receipt, holding and disbursement of funds and maintenance of bank accounts in compliance with the Cash Management Agreements, if applicable.

4.3 Contracts, Equipment Leases and Other Agreements. Manager is hereby authorized to grant concessions, lease commercial space and enter into any other contract, equipment lease, agreement or arrangement pertaining to or otherwise reasonably necessary for the normal operation of the Premises (such concession, lease, equipment lease, contract, agreement or arrangement hereinafter being referred to individually as a “Contract” and collectively as “Contracts”) on behalf of Lessee, as may be necessary or advisable and reasonably prudent business judgment in connection with the operation of the Premises and consistent with the Annual Operating Budget, and subject to any restrictions imposed by the Franchise Agreements, Leases, any Hotel Mortgage and this Agreement, and subject to the Lessee’s prior written approval of: (i) any Contract which provides for a term exceeding one (1) year (unless such Contract is cancellable on thirty days notice without cost, premium or penalty exceeding $25,000.00) or (ii) any tenant space lease, license or concession concerning any portion of the public space in or on the Premises for stores, office space, restaurant space, or lobby space. Lessee’s approval of any Contract shall not be unreasonably withheld, delayed or conditioned. Unless otherwise agreed, all Contracts for the Premises shall be entered into in Lessee’s name. Manager shall make available to Lessee, its agents, and employees, at the Premises during business hours, executed counterparts or certified true copies of all Contracts it enters into pursuant to this Section 4.3.

4.4 Alcoholic Beverage/Liquor Licensing Requirements. With respect to any licenses and permits held by Lessee or any of its subsidiaries for the sale of any liquor and alcoholic beverages at any of the Premises, Manager agrees, as part of its management duties and services under this Agreement, to fully cooperate with any applicable liquor and/or alcoholic beverage authority and to assist Lessee with any documentation and other requests of such authority to the extent necessary to comply with any licensing and/or permitting requirements applicable to the Premises.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Lessee Representations. Lessee, in order to induce Manager to enter into this Agreement, hereby represents and warrants to Manager as follows:

5.1.1 The execution of this Agreement is permitted by the Certificate of Formation and limited liability company agreement of Lessee and this Agreement has been duly authorized, executed and delivered on behalf of Lessee and constitutes the legal, valid and binding obligation of Lessee enforceable in accordance with the terms hereof;

5.1.2 There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Lessee, threatened, against or relating to Lessee, the properties or businesses of Lessee or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Lessee to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Lessee, there is no basis for any such claim, litigation, proceeding or governmental investigation except as has been fully disclosed in writing by Lessee to Manager;

5.1.3 Neither the consummation of the transactions contemplated by this Agreement on the part of Lessee to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Lessee is a party or by which it is bound;

5.1.4 No approval of any third party (including any Landlord or the Holder of any Hotel Mortgage in effect as of the date of this Agreement) is required for Lessee’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution hereof;

5.1.5 Lessee holds all required governmental approvals required (if applicable) to be held by it to lease the Hotels; and

5.1.6 As of the date of this Agreement there are no defaults under any of the Leases.

5.2 Manager Representations. Manager, in order to induce Lessee to enter into this Agreement, hereby represents and warrants to Lessee as follows:

5.2.1 The execution of this Agreement is permitted by the limited liability company operating agreement of Manager and this Agreement has been duly authorized, executed and delivered on behalf of Manager and constitutes a legal, valid and binding obligation of Manager enforceable in accordance with the terms hereof;

5.2.2 There is no claim, litigation, proceeding or governmental investigation pending, or, to the best knowledge and belief of Manager, threatened, against or relating to Manager, the properties or business of Manager or the transactions contemplated by this Agreement which does, or may reasonably be expected to, materially or adversely affect the ability of Manager to enter into this Agreement or to carry out its obligations hereunder, and, to the best knowledge and belief of Manager, there is no basis for any such claim, litigation, proceeding or governmental investigation, except as has been fully disclosed in writing by Manager to Lessee;

5.2.3 Neither the consummation of the transactions contemplated by this Agreement on the part of Manager to be performed, nor the fulfillment of the terms, conditions and provisions of this Agreement, conflicts with or will result in the breach of any of the terms, conditions or provisions of, or constitute a default under, any agreement, indenture, instrument or undertaking to which Manager is a party or by which it is bound;

5.2.4 No approval of any third party is required for Manager’s execution, delivery and performance of this Agreement that has not been obtained prior to the execution and delivery hereof;

5.2.5 Manager holds all required governmental approvals required to be held by it to perform its obligations under this Agreement; and

5.2.6 Manager qualifies as an Eligible Independent Contractor, and during the Term of this Agreement, agrees to continue to qualify as an Eligible Independent Contractor.

ARTICLE VI

OPERATION

6.1 Name of Premises, Standard of Operation. During the Term of this Agreement, the Premises shall be known and operated by Manager as hotels licensed with the applicable

Franchisor as noted on Exhibit C, with additional identification as may be necessary to provide local identification, provided Manager and/or Lessee have obtained and are successful in continuously maintaining the right to so operate the Premises, which Manager agrees to use its reasonable best efforts to do. Manager agrees to manage the Premises, for the account of Lessee, and so far as is legally possible, in accordance with the Annual Operating Budget and Applicable Standards subject to Force Majeure. In the event of termination of a Franchise Agreement for one or more of the Premises, Manager shall operate such Premises under such other franchise agreement, if any, as Lessee enters into or obtains as franchisee. If the name of a Franchisor’s hotel system is changed, Lessee shall have the right to change the name of the applicable Hotel to conform thereto.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, Manager’s obligation with respect to operating and managing the Hotels in accordance with any Hotel Mortgage, Ground Leases, the Leases and the CCRs shall be limited to the extent (i) true and complete copies thereof have been made available to Manager by Lessee reasonably sufficient in advance to allow Manager to manage the Hotels in compliance with such documents, and (ii) the provisions thereof and/or compliance with such provisions by Manager (a) are applicable to the day-to-day management, maintenance and routine repair and replacement of the Hotels, the FF&E or any portion thereof, (b) do not require contribution of funds from Manager, (c) do not materially increase Manager’s obligations hereunder or materially decrease Manager’s rights or benefits hereunder, (d) do not limit or restrict, or attempt to limit or restrict any corporate activity or transaction with respect to Manager or any Manager Affiliate Entity or any other activity, transfer, transaction, property or other matter involving Manager or the Manager Affiliate Entities other than at the Site of the Hotels and (e) are otherwise within the scope of Manager’s duties under this Agreement. Lessee acknowledges and agrees, without limiting the foregoing, that any failure of (i) Lessee to comply with the provisions of any Hotel Mortgage, Ground Leases, the Leases and the CCRs or Legal Requirements or (ii) Manager to comply with the provisions of any such agreements or Legal Requirements arising out of, in the case of both (i) and (ii), (A) the condition of the Hotels, and/or the failure of the Hotels to comply with the provisions of such agreements, prior to the Commencement Date, (B) construction activities at the Hotels prior to the Commencement Date, (C) inherent limitations in the design and/or construction of, location of the Hotels and/or parking at the Hotels prior to the Commencement Date, (D) failure of Lessee to provide funds, from operations or otherwise, sufficient to allow timely compliance with the provisions of the Applicable Standards or the Leases, the Ground Leases, any Hotel Mortgage and/or the CCRs through reasonable and customary business practices, and/or (E) Lessee’s failure to approve any matter reasonably requested by Manager in Manager’s good faith business judgment as necessary or appropriate to achieve compliance with such items, shall not be deemed a breach by Manager of its obligations under this Agreement. Manager and Lessee agree, that Manager may from time to time, so long as Manager is in compliance with the Franchise Agreements and Legal Requirements, provide collateral marketing materials in the rooms of the Hotels which advertise other hotels or programs of Manager or its Affiliates (including, through a dedicated television channel in the rooms of the Hotels), at the sole cost and expense of Manager, provided such other hotels or programs being marketed by Manager are not competing directly in the same market with the Hotel where the marketing materials and information are being placed by

Manager or any other Hotel owned by Landlord, Lessee or the Partnership and managed by Manager.

6.2 Use of Premises. Manager shall use the Premises solely for the operation of the Hotels in accordance with the Applicable Standards and for all activities in connection therewith which are customary and usual to such an operation. Subject to the terms of this Agreement, Manager shall comply with and abide by all applicable Legal Requirements, and the requirements of any insurance companies covering any of the risks against which the Premises are insured, any Hotel Mortgage, the Ground Leases, the Leases, and the Franchise Agreements. If there are insufficient funds in the Operating Account to make any expenditure required to remedy non-compliance with such Legal Requirements or with the requirements of any Hotel Mortgage, the Ground Leases, the Leases, or the Franchise Agreements or applicable insurance, Manager shall promptly notify Lessee of such non-compliance and estimated cost of curing such non-compliance. If Lessee fails to make funds available for the expenditure so requested by Manager within thirty (30) days, Lessee agrees to indemnify and hold Manager harmless from and against any and all costs, expenses and other liabilities incurred by Manager resulting from such non-compliance (which such indemnity shall survive any termination of this Agreement). In no event shall Manager be required to make available or distribute, as applicable, sexually explicit materials or items of any kind, whether through retail stores or gift shops located at the Hotels or through “pay for view” programming in the guest rooms of the Hotels.

6.3 Group Services. Manager may cause to be furnished to the Premises certain services (“Group Services”) which are furnished generally on a central or regional basis to other hotels or other properties managed by Manager or any Manager Affiliate Entity and which benefit each hotel managed by Manager including, by way of example and not by way of limitation, (i) marketing, advertising and promotion; (ii) centralized accounting payroll processing, ADP management, management and administration of accounts payable, accounts receivable and cash management accounting and MIS support services; (iii) the preparation and maintenance of the general ledger and journal entries, internal audit, budgeting and financial statement preparation, (iv) recruiting, training, career development and relocation in accordance with Manager’s or any Manager Affiliate Entities’ relocation plan; (v) employee benefits administration; (vi) engineering and risk management; (vii) information technology; (viii) legal support (such as license and permit coordination, filing and completion, standardized contracts, negotiation and preparation, and similar legal services benefiting the Hotels); (ix) purchasing arising out of ordinary hotel operations not otherwise contemplated in Section 8.2(g) hereof; (x) internal audit services; (xi) reservation systems; and (xii) such other additional services as are or may be, from time to time, furnished for the benefit of Manager’s or any Manager Affiliate Entities’ hotels or other properties managed by Manager or in substitution for services now performed at Manager’s individual hotels which may be more efficiently performed on a group basis. Manager shall assure that the costs and expenses incurred in providing Group Services to the Premises shall have been allocated to the Premises on a pro-rata basis consistent with the method of allocation to all of Manager’s (and any Manager Affiliate Entities’) hotels or other properties receiving the same services, shall be incurred at a cost consistent with the Annual Operating Budget and shall constitute Deductions. All Group Services provided by Manager shall be at the actual costs (without mark up for fee or profit to Manager or any Manager Affiliate Entity, but including salary and employee benefit costs and costs of equipment used in performing such services and overhead costs, and taking into account any rebate, give-up or participation in any reciprocal business arrangement with Manager or any Manager Affiliate Entity) of Group Services for the benefit of all of Manager’s hotels receiving the same services, and shall be of a quality comparable to which Manager could obtain from other providers for similar services.

6.4 Right to Inspect. Lessee, the beneficial owners of Lessee, the Landlords (to the extent permitted under such Leases), any Holder under any Hotel Mortgage (to the extent permitted under such Hotel Mortgage), and their respective agents, shall have access to the Premises at any and all reasonable times for any purpose. Manager will be available to consult with and advise such parties, at their reasonable request, concerning all policies and procedures affecting all phases of the conduct of business at the Hotels.

ARTICLE VII

WORKING CAPITAL AND INVENTORIES

7.1 Working Capital and Inventories. The Lessee shall cause funds to be deposited in one or more operating accounts established by Manager, in amounts sufficient to operate the Premises in accordance with the Annual Operating Budget, including the establishment and maintenance of positive Working Capital and Inventories as reasonably determined by Manager. All Working Capital and Inventories are and shall remain the property of Lessee. Lessee acknowledges that liabilities arising in connection with the operation and management of the applicable Hotel including, without limitation, all Deductions, incurred in accordance with the terms of this Agreement, are and shall remain the obligations of Lessee, and Manager shall have no liability therefor unless otherwise expressly provided herein.

7.2 Fixed Asset Supplies. Lessee shall provide the funds necessary to supply the Premises initially with Fixed Asset Supplies as reasonably determined by Manager consistent with the cost budgeted therefor in the Annual Operating Budget and otherwise consistent with the intent of the parties that the level of such supplies will be adequate for the proper and efficient operation of the Premises at the Applicable Standards. Fixed Asset Supplies shall remain the property of Lessee.

ARTICLE VIII

MAINTENANCE, REPLACEMENT AND CHANGES

8.1 Routine and Non-Routine Repairs and Maintenance. Manager, at the expense of Lessee, shall maintain the Premises in good repair and condition as is required by the Applicable Standards. Manager, on behalf of Lessee, shall make or cause to be made such routine maintenance, repairs and minor alterations as Manager from time to time deems reasonably necessary for such purposes, the cost of which: (i) can be expensed under GAAP, (ii) shall be paid from Gross Revenues, and treated as a Deduction, and (iii) is consistent with the Annual Operating Budget. In addition, Lessee shall make or cause to be made such non-routine repairs and maintenance, either to the Premises’ building or its fixtures, furniture, furnishings and equipment (“FF&E”), pursuant to the Capital Improvement Budget approved by Lessee and Landlord, the cost of which shall be paid for by Landlord. Manager and Lessee shall use their respective best efforts to prevent any liens from being filed against the Premises which arise from any maintenance, changes, repairs, alterations, improvements, renewals or replacements in or to the Premises. Lessee and Manager shall cooperate fully in obtaining the release of any such liens. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release. All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of the Lessee.

8.2 Capital Improvement Budget.

(a) Manager shall prepare a budget (“Capital Improvement Budget”) of the expenditures necessary for replacement of FF&E and building repairs of the nature contemplated by Section 8.1 during the ensuing Fiscal Year and shall provide such Capital Improvement Budget to Lessee and Landlord for approval at the same time Manager submits the Annual Operating Budget. The Capital Improvement Budget shall not be deemed accepted by Lessee and Landlord in the absence of their respective express written approval. Not later than thirty (30) days after receipt by Lessee and Landlord of a proposed Capital Improvement Budget (or such longer period as Lessee and Landlord may reasonably request on Notice to the Manager), Lessee and/or Landlord may deliver a Notice (a “CIB Objection Notice”) to the Manager stating that Lessee and/or Landlord objects to any information contained in or omitted from such proposed Capital Improvement Budget and setting forth the nature of such objections with reasonable specificity. Failure of Lessee and/or Landlord to deliver a CIB Objection Notice shall be deemed rejection of the Manager’s proposed Capital Improvement Budget in its entirety. Upon receipt of any CIB Objection Notice, the Manager shall, after consultation with Lessee and Landlord, modify the proposed Capital Improvement Budget, taking into account Lessee’s and/or Landlord’s objections, and shall resubmit the same to Lessee and Landlord for Lessee’s approval within fifteen (15) days thereafter, and Lessee and/or Landlord may deliver further CIB Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the proposed Capital Improvement Budget in question is accepted and consented to by Lessee and Landlord). Notwithstanding anything to the contrary set forth herein, Lessee and Landlord shall have the right at any time subsequent to the acceptance and consent with respect to any Capital Improvement Budget, on Notice to the Manager, to revise, with the reasonable approval of Manager, such Capital Improvement Budget or to request that the Manager prepare for Lessee’s and/or Landlord’s approval a revised Capital Improvement Budget, taking into account such circumstances as Lessee and Landlord deem appropriate; provided, however, that the revision of a Capital Improvement Budget shall not be deemed a revocation of the Manager’s authority with respect to such actions as the Manager may have already taken prior to receipt of such revision notice in implementing a previously approved budget or plan.

(b) Manager shall, in accordance with and subject to the Capital Improvement Budget described in Section 8.2(a), from time to time make such substitutions and replacements of or renewals to FF&E and non-routine repairs and maintenance as described in Section 8.1 as it deems necessary to maintain the Hotels as required by this Agreement. Except as hereinafter provided, no expenditures will be made except as otherwise provided in the Capital Improvement

Budget without the approval of Lessee and Landlord, and provided further, however, that if any such expenditures which are required by reason of any (i) emergency, or (ii) applicable Legal Requirements, or (iii) the terms of the Franchise Agreement, or (iv) are otherwise required for the continued safe and orderly operation of the Hotels, Manager shall immediately give Lessee and Landlord notice thereof and shall be authorized to take appropriate remedial action without such approval whenever there is a clear and present danger to life, limb or property of the Hotels or its guests or employees. The cost of all such changes, repairs, alterations, improvements, renewals, or replacements will be paid for by Landlord.

(c) All changes, repairs, alterations, improvements, renewals or replacements made pursuant to this Article VIII shall be the property of Landlord.

(d) It is the intent of Manager and Lessee to maintain the Premises in conformance with the Applicable Standards. Accordingly, as the Hotels age, if the Capital Improvement Budget prepared in good faith by Manager and approved by Lessee and Landlord is insufficient for purposes of allowing the Premises to conform with the Applicable Standards, Lessee, Landlord and Manager will consider the matter and Lessee and Landlord may elect to:

(i) provide the additional funds required; or

(ii) obtain financing for the additional funds required.

(e) In consideration of the Project Management Fee (as defined below), Manager shall be responsible for managing, coordinating, planning and executing the Capital Improvement Budget and all major repositionings of the Hotels.

Manager shall be paid a project management fee (herein, the “Project Management Fee”) equal to five percent (5%) of the total project costs associated with the implementation of the Capital Improvement Budget (both hard and soft) payable monthly in arrears based upon the prior calendar month’s total expenditures under the Capital Improvement Budget until such time that the Capital Improvement Budget and/or renovation project involves the expenditure of an amount in excess of five percent (5%) of Gross Revenues of the applicable Hotel, whereupon the Project Management Fee shall be reduced to three Percent (3%) of the total project costs in excess of the five percent 5% of Gross Revenue threshold. The Project Management Fee shall be accounted for and documented and consistent with the requirements of Section 11.2 herein. Any onsite or dedicated personnel required for the direct supervision of the implementation of a Capital Improvement Budget or other renovation project will be a direct cost to, and shall be reimbursed by, the Landlord.

(f) Except as otherwise provided herein, in no event shall Manager realize any kick backs, rebates, cash incentives, administration fees, concessions, profit participations, investment rights or similar payments or economic consideration from or in, as applicable, vendors or suppliers of goods or services. Manager agrees that any such amounts or benefits derived shall be held in trust for the benefit of Lessee or Landlord (as applicable).

(g) Any additional fees payable to Manager shall be submitted for approval by a majority of the Independent Directors of MHI. In the event that the majority of the Independent Directors of MHI affirmatively votes that the Market Service Fees proposed by Manager are not market, the Lessee and Manager agree to engage a consultant reasonably satisfactory to both Lessee and Manager to provide then current market information with respect to the proposed Market Service Fees and a written recommendation as to whether such fees are market or not. If the consultant’s recommendation provides that such Market Service Fees as proposed by Manager are market, then the Landlord agrees to pay any consultant fees incurred by such consultant in making the recommendation. If the consultant’s recommendation does not support the Market Service Fees as proposed by Manager, then Manager agrees to pay the consultant’s fees incurred in connection with the Recommendation and agrees to either re-submit Manager’s proposed Market Service Fees to the Independent Directors of MHI consistent with the market research and recommendation of the consultant for approval to Lessee and Landlord, or elect by Notice to Lessee and Landlord that Manager will not provide the Project Related Service.

ARTICLE IX

EMPLOYEES

9.1 Employee Hiring. Manager, subject to the approval of the Lessee, will hire, train, promote, supervise, direct the work of and discharge all personnel working on the Premises. Manager shall be the sole judge of the fitness and qualification of such personnel and is vested with absolute discretion in the hiring, discharging, supervision, and direction of such personnel during the course of their employment and in the operation of the Premises. Such approval shall not be unreasonably withheld.

9.2 Costs, Benefit Plans. Manager shall fix the employees’ terms of compensation and establish and maintain all policies relating to employment, so long as they are reasonable and in accordance with the Applicable Standards and the Annual Operating Budget. Without limiting the foregoing, Manager may, consistent with the applicable budgets, enroll the employees of the Hotels in pension, medical and health, life insurance, and similar employee benefit plans (“Benefit Plans”) substantially similar to plans reasonably necessary to attract and retain employees and generally remain competitive. The Benefit Plans may be joint plans for the benefit of employees at more than one hotel owned, leased or managed by Manager or Manager Affiliate Entities. Employer contributions to such plans (including any withdrawal liability incurred upon Termination of this Agreement) and reasonable administrative fees (but without further markup by Manager), which Manager may expend in connection therewith, shall be the responsibility of Lessee and shall be a Deduction. The administrative expenses of any joint plans will be equitably apportioned by Manager among properties covered by such plan.

9.3 Manager’s Employees. It is expressly understood and agreed that all such personnel employed at the Hotels, including the Manager’s acting General Managers for each of the Hotels, will be the employees of Manager for all purposes including, without limitation, federal, state and local tax and reporting purposes, but the expense incurred in connection therewith will be a Deduction and for Lessee’s account. A General Manager’s compensation and the compensation of other employees may be allocated to other Hotels on a fair and equitable basis if such employees provide services with respect to the operations of such other Hotels. Manager shall use such care when hiring any employees as may be common to the hospitality business and consistent with the Manager’s standards of operation. Lessee acknowledges and agrees that Manager, as the employer of all of the Hotels’ employees, shall be entitled to all federal, state and/or local tax credits or benefits allowed to employers relating to the Hotels’ employees including, without limitation, the Work Opportunity Tax Credit, the Targeted Jobs Tax Credit, and similar tax credits (provided that Manager shall pay all incremental fees, if applicable, to qualify for such tax credits). Manager, in accordance with the Annual Operating Budget, may draw down from Gross Revenues all costs and expenses, of whatever nature, incurred in connection with such employees, including, but not limited to, wages, salaries, on-site staff, bonuses, commissions, fringe benefits, employee benefits, recruitment costs, workmen’s compensation and unemployment insurance premiums, payroll taxes, vacation and sick leave (collectively, “Employee Costs and Expenses”).

9.4 Special Projects – Corporate Employees. The costs, fees, compensation and other expenses of any persons engaged by Manager to perform duties of a special nature, directly related to the operation of the Premises, including, but not limited to, in-house or outside counsel, accountants, bookkeepers, auditors, employment search firms, marketing and sales firms, and similar firms of personnel, shall be operating expenses, payable from and consistent with the Annual Operating Budget and not the responsibility of the Manager. The costs, fees, compensation and other expenses of those personnel of Manager assigned to special projects for the Hotels shall also be operating expenses payable by the Lessee and not the responsibility of Manager. The daily per diem rate for those personnel shall be based upon the actual costs of Manager in providing its personnel for such special services or projects, without mark-up for fee or profit but including salary and employee benefit costs and costs of equipment used in performing such services, overhead costs, travel costs and long distance telephone. Such special services shall include, but not be limited to, those matters which are not included within the scope of the duties to be performed by Manager hereunder and, if not provided by Lessee, would involve the Lessee’s engagement of a third party to perform such services; for example, special sales or marketing programs, market reviews, assistance in opening new food and beverage facilities, legal services, accounting services, tax services, insurance services, data processing, engineering personnel, and similar services.

9.5 Termination. At Termination, subject to Section 2.1 above, Lessee shall reimburse Manager for costs and expenses incurred by Manager which arise out of either the transfer or termination of Manager’s employees at the Hotels, such as reasonable transfer costs, compensation in lieu of vacation and sick leave, severance pay (including a reasonable allowance for severance pay for Executive Employees of the Hotels, the amount of such allowance not to exceed an amount equal to Manager’s then current severance benefits for such terminated Executive Employees, unless Lessee otherwise approves), unemployment compensation, employer liability pursuant to the Consolidated Omnibus Budget Reconciliation Act (Cobra liability) and the Worker Adjustment and Retraining Notification Act (Warn Act) and other employment liability costs arising out of the termination of the employment of the Manager’s employees at the Premises (herein collectively called “Employee Related Termination Costs”). This reimbursement obligation shall not apply to any corporate personnel of Manager assigned to the Hotels for special projects or who perform functions for Manager at the corporate level. In order to be reimbursable hereunder, any Employee Related Termination Costs must be pursuant to policies of Manager which shall be consistent with those of other managers managing similar hotels in similar markets and geographical locations and which shall be subject to review and reasonable approval of Lessee from time to time upon Notice from Lessee and which review and approval shall occur no more than one time during each Fiscal Year during the term of this Agreement.

At Termination, an escrow fund shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee) to reimburse Manager for all reimbursable Employee Related Termination Costs.

9.6 Employee Use of Hotel. Manager, in its discretion, may (i) provide lodging for Manager’s Executive Employees and corporate staff visiting the Hotels in connection with the performance of Manager’s services hereunder and allow them the use of the facilities of the Hotels, and (ii) provide the management of the Hotels with temporary living quarters within the Hotels and the use of all facilities of the Hotels, in either case at a discounted price or without charge, as the case may be. Manager shall, on a space available basis, provide lodging at the Hotels for Lessee’s employees, officers and directors visiting the Hotels and allow them the use of all facilities of the Hotels in either case without charge, except for recreational facilities for which a charge will apply.

9.7 Non-Solicitation. During the term of this Agreement and for a period of two (2) years thereafter, unless an Event of Default by Manager exists under this Agreement beyond applicable grace or cure periods, or the Agreement has been terminated as a result of an uncured Event of Default by Manager, Lessee agrees that it (and its Affiliates) will not, without the prior written consent of Manager, either directly or indirectly, alone or in conjunction with any other person or entity, (i) solicit or attempt to solicit any general manager (each a “General Manager” and, collectively, “General Managers”) of the Hotels or any other hotels managed by Manager or any of Manager’s Executive Employees (collectively, the General Manager and Executive Employees are herein called the “Key Employees”) to terminate, alter or lessen Key Employees’ employment or affiliation with Manager or to violate the terms of any agreement or understanding between any such Key Employee and Manager, as the case may be, or (ii) employ, retain, or contract with any Key Employee.

ARTICLE X

BUDGET, STANDARDS AND CONTRACTS

10.1 Annual Operating Budget. Not less than forty-five (45) days prior to the beginning of each Fiscal Year, Manager shall submit to Lessee for each of the Hotels, a budget (the “Annual Operating Budget”) setting forth in detail an estimated profit and loss statement for the next twelve (12) Accounting Periods, or for the balance of the Fiscal Year in the event of a partial first Fiscal Year, including a schedule of hotel room rentals and other rentals and a marketing and business plan for each of the Hotels, such budget to be substantially in the format of Exhibit “D” attached hereto.

10.2 Budget Approval. The Annual Operating Budget submitted to Lessee by Manager shall be subject to the approval of Lessee (such approval not to be unreasonably withheld). The Annual Operating Budget shall not be deemed accepted by Lessee in the absence of its express written approval. Not later than thirty (30) days after receipt by Lessee of a proposed Annual Operating Budget (or such longer period as Lessee may reasonably request on Notice to Manager), Lessee may deliver an AOB Objection Notice with reasonable detail to the Manager stating that Lessee objects to any information contained in or omitted from such proposed Annual Operating Budget and setting forth the nature of such objections with reasonable specificity. Failure of Lessee to deliver express written approval of the Annual Operating Budget and an AOB Objection Notice shall be deemed rejection of the Manager’s proposed Annual Operating Budget in its entirety. Upon receipt of any AOB Objection Notice, the Manager shall, after consultation with Lessee, modify the proposed Annual Operating Budget, taking into account Lessee’s objections, and shall resubmit the same to Lessee for Lessee’s approval within fifteen (15) days thereafter, and Lessee may deliver further AOB Objection Notices (if any) within fifteen (15) days thereafter (in which event, the re-submission and review process described above in this sentence shall continue until the proposed Annual Operating Budget in question is accepted and consented to by Lessee). Notwithstanding anything to the contrary set forth herein, Lessee shall have the right at any time subsequent to the acceptance and consent with respect to any Annual Operating Budget, on Notice to the Manager, to revise such Annual Operating Budget or to request that the Manager prepare for Lessee’s approval a revised Annual Operating Budget (with the approval of Manager, such approval not to be unreasonably withheld), taking into account such circumstances as Lessee deems appropriate; provided, however, that the revision of an Annual Operating Budget shall not be deemed a revocation of the Manager’s authority with respect to such actions as the Manager may have already taken prior to receipt of such revision notice in implementing a previously approved budget or plan. Lessee and Manager acknowledge and agree that the Annual Operating Budgets are merely forecasts of operating revenues and expenses for an ensuing year and shall be revised, by agreement of Lessee and Manager, from time to time as business and operating conditions shall demand. However, Manager shall use its reasonable efforts to operate the Premises in accordance with the Annual Operating Budget. The failure of any of the Hotels to perform in accordance with such Annual Operating Budget shall not constitute a default by Manager of this Agreement, however, the Lessee has a right to terminate this Agreement with respect to a Subject Hotel if such Subject Hotel fails to satisfy the Performance Test as set forth in Section 2.3(c) above.

10.3 Operation Pending Approval. If the Annual Operating Budget (or any component thereof) has not yet been approved by Lessee prior to any applicable Fiscal Year, then, until approval of such Annual Operating Budget (or such component) by Lessee, Manager shall operate the Hotels substantially in accordance with the prior year’s Annual Operating Budget except for (a) those components of the Annual Operating Budget for the applicable Fiscal Year approved by Lessee, (b) the Necessary Expenses which shall be paid as required, (c) the Emergency Expenses which shall be paid as required, and (d) those expenses that vary in correlation with Gross Revenues and/or occupancy in the aggregate.

10.4 Budget Meetings. At each budget meeting and at any additional meetings during a Fiscal Year reasonably called by Lessee or Manager, Manager shall consult with Lessee on matters of policy concerning management, sales, room rates, wage scales, personnel, general overall operating procedures, economics and operation and other matters affecting the operation of the Hotels.

ARTICLE XI

OPERATING DISTRIBUTIONS

11.1 Management Fee. As consideration for the services to be rendered by Manager pursuant to this Agreement as manager and operator of the Premises, Manager shall be paid the following Base Management Fee and Incentive Management Fee (as such terms are hereinafter defined), collectively called the “Management Fee”, for each of the Hotels as follows:

(a) Base Management Fee. The base management fee (“Base Management Fee”) for each of the Initial Hotels and any future Hotels shall be equal to a percentage of the Gross Revenues attributed to each such Hotel as determined on a property by property basis pursuant to the following tables, and shall be due monthly:

Base Management Fee for an Initial Hotel

2004	-	2.0%
2005	-	2.0%
2006	-	2.5%
2007	-	3.0%
and thereafter

Base Management Fee for a Future Hotel

First year managed	-	2.0%

Second year managed	-	2.5%

Third year managed and thereafter	-	3.0%

If this Agreement shall commence or expire on other than the first and last day of a calendar month, respectively, the Base Management Fee shall be apportioned based on the actual number of days of service in the month. The Base Management Fee for a Future Hotel first leased to Lessee other than on the first day of a Fiscal Year shall be determined on the basis of the rate applicable to the “First year managed” for both the partial Fiscal Year in which the Hotel is first leased to Lessee and to the first full Fiscal Year such Hotel is managed by Manager.

(b) The incentive management fee (the “Incentive Management Fee”), if any, will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to ten percent (10%) of the amount by which the Gross Operating Profit of the Hotels on an aggregate basis, for a given year exceeds the Gross Operating Profit for the same Hotels, on an aggregate basis, for the prior year. The Incentive Management Fee may not exceed 0.25% of Gross Revenues of all of the Hotels included in the incentive fee calculation. The calculation of the Incentive Management Fee will not include results of Hotels for the Fiscal Year in which they are initially leased by Landlord to Lessee or for the Fiscal Year in which sold and newly acquired or leased Hotels will be included in the calculation beginning with the second full Fiscal Year such Hotel is managed pursuant to this Agreement.

11.2 Accounting and Interim Payment.

(a) Manager shall submit monthly, pursuant to Section 15.2, an interim accounting to Lessee showing Gross Revenues, Deductions, Gross Operating Profit and Net Operating Income before Debt Service.

(b) Calculations and payments of the Base Management Fee for each Hotel made with respect to each Accounting Period shall be made on an interim accounting basis and shall be accounted for cumulatively for each Fiscal Year. After the end of each Fiscal Year, Manager shall submit to Lessee an accounting for such Fiscal Year, consistent with Section 15.3, which accounting shall be controlling over the interim accountings. Any adjustments required by the Fiscal Year accounting shall be made promptly by the parties.

(c) The Incentive Fee for the Hotels shall be calculated and earned on an annual basis for each Fiscal Year. If Lessee raises no objection for any reason (excluding fraud) within one (1) year from the receipt of annual accounting statements as provided herein (or for fraud within any applicable statute of limitations period, and if no statute of limitations period exists, then in no event to exceed four (4) years from receipt of annual accounting statements as provided herein), such accounting shall be deemed to have been accepted by Lessee as true and correct, and Lessee shall have no further right to question its accuracy. Manager will provide Lessee profit and loss statements for the current period and year-to-date, including actual, budget and last year comparisons, as required by Section 15.3.

ARTICLE XII

INSURANCE

12.1 Insurance. Manager shall coordinate with Lessee, at all times during any period of development, construction, renovation, furnishing and equipping of the Premises, the procurement and maintenance in amount and scope as available for the hotel lodging industry for hotels of similar type and in similar markets and geographical locations as the Hotels, public liability and indemnity and property insurance with minimum limits of liability as required by Lessee, the Landlords, any Holder, or Franchisors, if applicable, and in accordance with the Annual Operating Budget to protect Lessee, Landlord, Manager, any Holder, and any Franchisor, if applicable, against loss or damage arising in connection with the development, construction, renovation, furnishing and equipping of the Premises (and pre-opening activities, if applicable), including, without limitation, the following:

12.1.1 Extended Coverage, Boiler, Business Interruption and Liability Insurance.

(a) Building insurance on the “Special Form” (formerly “All Risk” form) (including earthquake and flood in reasonable amounts as determined by Lessee) in an amount not less than 100% of the then “Full Replacement Cost” thereof (as defined below) or such other amount which is acceptable to Lessee, and personal property insurance on the “Special Form” in the full amount of the replacement cost thereof;

(b) Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotels, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably requested by Lessee from time to time;

(c) Loss of income insurance on the “Special Form”, in the amount of one year of the sum of Base Rent plus Percentage Rent (as such terms are defined in and as determined pursuant to the Leases) for the benefit of Landlords, and business interruption insurance on the “Special Form” in the amount of one year of Gross Operating Profit, for the benefit of Lessee. All loss of income insurance proceeds shall be part of Gross Revenues;

(d) Commercial general liability insurance, with amounts not less than $1,000,000 combined single limit for each occurrence and $2,000,000.00 for the aggregate of all occurrences within each policy year, as well as excess liability (umbrella) insurance with limit of at least $35,000,000 per occurrence, covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, and “all risk legal liability” (including liquor law or “dram shop” liability if liquor or alcoholic beverages are served at the Hotels);

(e) Automobile insurance on vehicles operating in conjunction with the Hotels with limits of liability of at least $1,000,000.00 combined, single limit coverage; and

(f) Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotels and that is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the states where the Hotels are located at rates which are economically practicable in relation to the risks covered as may be reasonably requested by Lessee and otherwise consistent with the costs allocated therefor in the Annual Operating Budget.

12.1.2 Operational Insurance.

(a) Workers’ compensation and employer’s liability insurance as may be required under Legal Requirements and as Manager may deem reasonably prudent covering all of Manager’s employees at the Premises, with such deductible limits or self-insured retentions as may be reasonably established from time to time by Manager;

(b) Fidelity bonds, or dishonest employee insurance with limits and deductibles as may be reasonably requested by Lessee, covering Manager’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law; and

(c) Such other insurance in amounts as Manager in its reasonable judgment deems advisable for its protection against claims, liabilities and losses arising out of or connected with its performance under this Agreement, and otherwise consistent with the costs allocated therefor in the Annual Operating Budget.

12.2 Replacement Cost. The term “Full Replacement Cost” as used herein shall mean the actual replacement cost of the Hotels requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal. In the event either party to this Agreement believes that full replacement cost (the then-replacement cost less such exclusions) has increased or decreased at any time during the Term, it shall have the right to have such full replacement cost re-determined.

12.3 Increase in Limits. If either party to this Agreement at any time deems the limits of the personal injury or property damage under the comprehensive commercial general liability insurance then carried to be either excessive or insufficient, such parties shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section.

12.4 Blanket Policy. Notwithstanding anything to the contrary contained in this Article XII, Manager may include the insurance required hereunder within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Manager; provided, however, that the coverage afforded to the parties as required herein will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Article XII are otherwise satisfied.

12.5 Costs and Expenses. The cost of maintaining insurance and costs related thereto shall be the responsibility of the Lessee. Insurance premiums and any costs or expenses with respect to the insurance, including, without limitation, agent’s and consultant’s costs used to place insurance or adjust claims, shall be Deductions. Premiums on policies for more than one year shall be charged pro-rata against Gross Revenues over the period of the policies and to the extent, through blanket policies, such premiums cover other hotels managed by Manager or owned by Lessee or any of its Affiliates, they shall be allocated based on rooms, number of employees, values or other methods as determined to be reasonable by Manager and Lessee. Any reserves, losses, costs, damages or expenses which are uninsured, self-insured, or fall within deductible limits shall be treated as a cost of insurance and shall be Deductions, subject to Article XXV.

12.6 Policies and Endorsements.

(a) Where permitted, all insurance provided for under this Article XII shall name Lessee as insured, and Manager, any Holder, the Landlords, and, if required, the Franchisors, as additional insureds. The party procuring such insurance shall deliver to the other party certificates of insurance with respect to all policies so procured, including existing, additional and renewal policies and, in the event of insurance about to expire, shall deliver certificates of insurance with respect to the renewal policies not less than ten (10) days prior to the respective dates of expiration.

(b) All policies of insurance provided for under this Article XII shall, to the extent obtainable, be with insurance companies licensed or authorized to do business in the state in which the Premises are located, with a minimum rating of A or better in the Best’s Insurance Guide and an S&P rating of at least A+V (or such higher rating if so required by any Holder, Landlord or Franchisor), and shall have attached thereto an endorsement that such policy shall not be cancelled or materially changed without at least thirty (30) days’ prior written notice to Lessee. All insurance policies obtained pursuant to this Article XII shall contain a standard waiver of subrogation endorsement.

12.7 Termination. Upon Termination of this Agreement with respect to one or more of the Hotels, an escrow fund in an amount reasonably acceptable to Manager and Lessee shall be established from Gross Revenues (or, if Gross Revenues are not sufficient, with funds provided by Lessee) to cover the amount of any costs which, in Manager’s reasonable business judgment, will likely need to be paid by Manager with respect to pending or contingent claims, including those which arise after Termination for causes arising during the Term of this Agreement. Upon the final disposition of all such pending or contingent claims, any unexpended funds remaining in such escrow shall be paid to Lessee.

ARTICLE XIII

TAXES AND DEBT SERVICE

13.1 Taxes. All real estate and ad valorem property taxes, assessments and similar charges on or relating to the Premises during the Term of this Agreement shall be paid by Lessee or Landlord.

13.2 Debt Service, Ground Lease Payments. In the event of a Hotel Mortgage and/or Ground Lease and upon direction of Lessee, Manager shall establish an account (the “Property Service Account”) to pay Debt Service and/or Ground Lease Payments in such periodic payments as required by any applicable Holder under any applicable Hotel Mortgage and/or landlord under any Ground Lease. The Property Service Account shall be funded by Landlord under the Lease from funds paid by Landlord to Lessee. In the event sufficient funds are unavailable for the payment of Debt Service and/or Ground Lease Payments from the Property Service Account, then Manager shall notify Lessee in writing of such insufficiency who shall in turn advise the Landlord under the applicable Lease to replenish the Property Service Account to provide funds for payment of Debt Service and/or Ground Lease Payments.

ARTICLE XIV

BANK ACCOUNTS

14.1 Operating Account. All funds made available to Manager by Lessee for operation of the Premises, exclusive of those amounts described in Article VIII, shall be deposited into a checking account or accounts to be established in the name of Lessee (the “Operating Account”), consistent with the requirements of any Cash Management Agreements, if any. The Operating Account shall be interest bearing when possible. Subject to the limitation of Manager’s authority set forth herein, both Manager and Lessee shall be authorized to withdraw funds from said Operating Account, except that Lessee may withdraw funds from said account only if an Event of Default by Manager has occurred under this Agreement or an event has occurred that with the passage of time might be an Event of Default by Manager. Prior to any such withdrawal by Lessee, Lessee shall provide Notice of same to Manager, and Manager shall not be liable to Lessee for any checks written by Manager for operating expenses which are returned due to insufficient funds caused by such Lessee withdrawal. From time to time both Manager and Lessee shall designate signatory parties on such account and shall provide written notice of such designation or change in designation to the other party, and the signatures of such persons shall be formally and expressly recognized by the bank in which such account or accounts are maintained. The bank or banks to be utilized shall be selected and approved by Lessee and Manager. All monies received shall be deposited in, including, but not limited to, Gross Revenues, and expenses paid, including, but not limited to, Deductions, shall be paid from such bank checking account(s) except that Manager shall have the right to maintain payroll and petty cash funds and to make payments therefrom as the same are customary and utilized in the lodging business. Such funds shall not be commingled with Manager’s funds. Lessee shall have the right, as a Deduction to the respective Hotel, to audit said account or accounts at any reasonable time.

14.2 Payroll Account. Manager may establish one or more separate bank accounts for handling payroll costs in the name of Lessee. Such accounts shall be in a bank selected by Lessee, and shall be handled exclusively by the individuals designated by Manager and approved in writing by Lessee. Funds shall be deposited in the payroll account or accounts from the Operating Account, as needed, in order to meet payroll requirements.

14.3 Management of Operating Account. Until otherwise prescribed by Lessee in writing, the Operating Account shall be under the control of Manager, without prejudice, however, to Manager’s obligation to account to Lessee as and when provided herein. All receipts and income, including without limitation, Gross Revenues shall be promptly deposited in the Operating Account. Checks or other documents of withdrawal shall be signed only by the individual representatives of Manager approved in writing by Lessee and duly recognized for such purpose by the bank or banks in which the referenced accounts are maintained. Manager shall supply Lessee with fidelity bonds or other insurance insuring the fidelity of authorized signatories to such accounts, unless said bonds or other insurance shall have been placed by

Lessee and delivered directly by the bonding or insurance company to Lessee. The cost of such fidelity bonds or other insurance shall be a Deduction, at Lessee’s expense, and subject to Lessee’s approval. Neither Lessee nor Manager shall be responsible for any losses occasioned by the failure or insolvency of the bank or banks in which the referenced accounts are maintained. Upon expiration or termination of this Agreement and the payment to Manager of all amounts due Manager hereunder upon such expiration or termination, as provided in this Agreement, all remaining amounts in the referenced accounts shall be transferred forthwith to Lessee, or made freely available to Lessee.

14.4 Advance of Funds. Manager shall not be required to advance funds, and Manager shall not be obligated to incur any liability or obligation for Lessee’s account, without assurance that necessary funds for the discharge thereof will be provided by Lessee.

14.5 Reserve Accounts. All reserve accounts established pursuant to this Agreement shall be placed in segregated interest-bearing accounts in the name of Lessee which interest shall be added to such reserve and serve to reduce the amount required to be placed in such reserve account.

ARTICLE XV

ACCOUNTING SYSTEM

15.1 Books and Records. Manager shall maintain an adequate and separate accounting system in connection with its management and operation of the Premises. The books and records shall be kept in accordance with GAAP and the Uniform System of Accounts (to the extent consistent with GAAP) and shall be maintained at all times either on the Premises, at the principal office of the Manager, or in storage, for at least three (3) years after the Fiscal Year to which the books and records relate. Lessee, the beneficial owners of Lessee, the Landlords (to the extent permitted under the Leases), any Holder (to the extent permitted under the Hotel Mortgage), any Franchisor (to the extent permitted under any applicable Franchise Agreement), or their respective employees or duly authorized agents, shall have the right and privilege of examining and inspecting the books and records at any reasonable time. Upon termination of this Agreement, all such books and records shall be turned over to Lessee so as to insure the orderly continuance of the operation of the Hotels; provided however, that all such books and records thereafter shall be available to Manager at the Hotels at all reasonable times for inspection, audit, examination and copying for a period of three (3) years.

15.2 Monthly Financial Statements. Within twenty-five (25) days following each Accounting Period, Manager shall furnish Lessee with respect to each of the Hotels an accrual basis balance sheet on Manager’s standard format in reasonable detail, together with a reasonably detailed accrual basis profit and loss statement for the calendar month next preceding and with a cumulative calendar year accrual basis profit and loss statement to date, including a comparison to the Annual Operating Budget and the Capital Improvements Budget and a statement of cash flows for each monthly and cumulative period for which a profit and loss statement is prepared. Further, from time to time as reasonably requested by Lessee, Manager shall provide a statement of bank account balances, an allocation to reserve accounts, a sources and uses statement, a narrative discussing any of the aforementioned reports and material variances from the Annual Operating Budget and the Capital Improvements Budget, such other reports and financial statements as Lessee may reasonably request and as are customarily provided by managers of similar hotel properties in the area of the Hotels without Manager receiving additional fees to provide same.

15.3 Annual Financial Statements. Within forty-five (45) days after the end of each Fiscal Year, Manager shall furnish to Lessee year-end financial statements for the Hotels (including a balance sheet, income statement and statement of sources and uses of funds) which statements shall be unaudited and shall be prepared in accordance with GAAP and the Uniform System of Accounts (to the extent consistent with GAAP). Lessee will engage an independent certified public accounting firm to provide audited annual financial statements. Manager shall cooperate in all respects with such accountant in the preparation of such statements, including the delivery of any financial information generated by Manager pursuant to the terms of this Agreement and reasonably required by the Lessee’s accountant to prepare such audited financial statements.

ARTICLE XVI

PAYMENT BY LESSEE

AND DISTRIBUTIONS TO LESSEE

16.1 Payment of Base Management Fee. On the tenth (10th) day of each month during the term of this Agreement, Manager shall be paid out of the Operating Account, the Base Management Fee for the preceding Accounting Period, as determined from the books and records referred to in Article XV.

16.2 Payment of Incentive Management Fee. On the sixtieth (60) day after the end of each Fiscal Year during the Term of this Agreement, Manager shall be paid out of the Operating Account the Incentive Management Fee for the preceding Accounting Period, if any, as determined from the books and records referred to in Article XV.

16.3 Distributions. Subject to retention of Reasonable Working Capital (including any amounts as required by the Capital Improvement Budget) and retention of such reserves as may be required under any Hotel Mortgage and/or Ground Lease, as applicable, Manager shall deliver to Lessee from the Operating Account, any Excess Working Capital for the preceding Accounting Period on the 25th day of the following month, and such amounts of Lessee’s money in the possession or under the control of Manager as Lessee shall from time to time request. “Excess Working Capital” shall mean any Working Capital remaining after payment of Deductions, Management Fees, allocations for reserves and retention of Reasonable Working Capital. For purposes of this Article “Reasonable Working Capital” shall mean an amount reasonably determined by Manager as shall be necessary for Manager to operate the Hotels in accordance with the Applicable Standards based upon the Annual Operating Budget and projected Gross Revenues for such Fiscal Year. Manager’s determination of Reasonable Working Capital shall be made at the same time as the monthly financial statements are prepared pursuant to Section 15.2 hereof, but in no event shall such amount exceed a sum equal to a ratio of current assets to current liabilities of 2:1 (but excluding from such calculation cash restricted or unavailable under any Cash Management Agreement).

ARTICLE XVII

RELATIONSHIP AND AUTHORITY

Lessee and Manager shall not be construed as partners, joint venturers or as members of a joint enterprise and neither shall have the power to bind or obligate the other except as set forth in this Agreement. Nevertheless, Manager is granted such authority and power as may be reasonably necessary for it to carry out the provisions of this Agreement. This Agreement, either alone or in conjunction with any other documents, shall not be deemed to constitute a lease of any portion of the Premises. Nothing contained herein shall prohibit or restrict Manager or any affiliate of Manager from operating, owning, managing, leasing or constructing any hotel of any nature or description which may in any manner compete with that of the Premises, except as otherwise set forth in the Strategic Alliance Agreement; provided that Manager agrees to comply with the conflicts policies of MHI. Except as otherwise expressly provided in this Agreement, (a) all debts and liabilities to third persons incurred by Manager in the course of its operation and management of the Hotels in accordance with the provisions of this Agreement shall be the debts and liabilities of Lessee only, and (b) Manager shall not be liable for any such obligations by reason of its management, supervision, direction and operation of the Hotels as agent for Lessee. Manager may so inform third parties with whom it deals on behalf of Lessee and may take any other reasonable steps to carry out the intent of this paragraph.

ARTICLE XVIII

DAMAGE, CONDEMNATION AND FORCE MAJEURE

18.1 Damage and Repair. If, during the Term hereof, a Hotel is damaged or destroyed by fire, casualty, or other cause or in the event the underlying Lease relating to such damaged Hotel is terminated pursuant to the provisions of such Lease, Lessee may terminate this Agreement with respect to such Hotel upon sixty (60) days’ Notice from the date of such damage or destruction, in which case this Agreement shall then terminate with respect to such Hotel sixty (60) days from the date of such notice and neither party shall have any further rights, obligations, liabilities or remedies one to the other hereunder with respect to such Hotel, except as otherwise provided in Article II; provided, however, that Lessee shall not be required to pay Manager any termination fee.

18.2 Condemnation.

(a) In the event all or substantially all of a Hotel shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, this Agreement shall terminate with respect to such Hotel, subject to the requirements of the applicable underlying Lease. However, in any event of such termination, Lessee shall give Manager at least fifteen (15) days prior Notice of such termination. In the event of such termination, neither party shall have any further rights, remedies, obligations or liabilities one to the other hereunder with respect to such Hotel except as otherwise provided in Article II above.

(b) If a portion of the Premises shall be taken by the events described in Section 18.2(a) or the entire Premises are temporarily affected, the result of either of which is not to make it, in the reasonable business judgment of Lessee, unreasonable to continue to operate the applicable Hotel, subject to the requirements of the applicable underlying Lease, this Agreement shall not terminate with respect to such Hotel. However, so much of any award for any such partial taking or condemnation shall be made available to the extent necessary to render the applicable Premises equivalent to its condition prior to such event and the balance shall be paid to Lessee or the Holder, if required by any Hotel Mortgage covering the Premises.

18.3 Force Majeure. If an event of Force Majeure directly involves a Hotel and has a significant adverse effect upon the continued operations of such Hotel, then Lessee shall be entitled to terminate this Agreement with respect to the applicable Hotel by written Notice within sixty (60) days from the date of such Force Majeure, and this Agreement shall then terminate with respect to the applicable Hotel sixty (60) days from such notice, in which event neither Lessee nor Manager shall have any further rights, remedies, obligations or liabilities, one to the other, hereunder, with respect to the applicable Premises except as otherwise provided in Article II; provided, however, that Lessee shall not be required to pay Manager any termination fee.

ARTICLE XIX

DEFAULT AND TERMINATION

19.1 Events of Default. The following shall constitute events of default (each an “Event of Default”):

(a) The filing of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law by Lessee or Manager;

(b) The consent to any involuntary petition in bankruptcy or the failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition by Lessee or Manager;

(c) The entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating Lessee or Manager as bankrupt or insolvent, or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of such party’s assets, and such order, judgment or decree continues unstayed and in effect for any period of ninety (90) days or more;

(d) The appointment of a receiver for all or any substantial portion of the property of Lessee or Manager;

(e) The failure of Lessee or Manager to make any payment required to be made in accordance with the terms of this Agreement within ten (10) days after receipt of Notice, specifying said default with reasonable specificity, when such payment is due and payable; or

(f) The failure of Lessee or Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, and the continuance of such default for a period of thirty (30) days after written notice of said failure; provided, however, if such default cannot be cured within such thirty (30) day period and Lessee or Manager, as the case may be, commences to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended so long as it shall require Lessee or Manager, as the case may be, in the exercise of due diligence to cure such default, it being agreed that no such extension (including the original 30 day cure period) shall be for a period in excess of one hundred twenty (120) days.

(g) The occurrence of a default under the applicable Lease or ground lease which results in termination thereof.

(h) The Manager does not qualify as an Eligible Independent Contractor.

19.2 Consequence of Default. Upon the occurrence of any Event of Default, the non-defaulting party may give the defaulting party Notice of intention to terminate this Agreement (after the expiration of any applicable grace or cure period provided in Section 19.1), and upon the expiration of thirty (30) days from the date of such notice, this Agreement shall terminate, whereupon the non-defaulting party shall be entitled to pursue all of its rights and remedies, at law or in equity, under this Agreement (including, without limitation, any indemnity obligations which shall survive termination of this Agreement) and any other rights and remedies available under Legal Requirements except as otherwise expressly limited by the terms of Article II. Notwithstanding the foregoing, in the event that an Event of Default is applicable to one or more of the Hotels but not all of the Hotels, such termination shall only be as to such applicable Hotel(s).

ARTICLE XX

WAIVER AND INVALIDITY

20.1 Waiver. The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

20.2 Partial Invalidity. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship on the Manager or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement, in which event it shall be terminated.

ARTICLE XXI

ASSIGNMENT

Subject to the requirements of any Hotel Mortgage, Franchise Agreement, Ground Lease or any of the Leases, neither party shall assign or transfer (by operation of law or otherwise) or permit the assignment or transfer of this Agreement without the prior written consent of the other (which may be withheld in its sole discretion) and any such prohibited assignment or transfer shall be null and void; provided, however, that Manager shall have the right, without such consent, to assign its interest in this Agreement to any “Manager Affiliate Entity”, provided such Manager Affiliate Entity qualifies as an Eligible Independent Contractor as of the date of such transfer. The term “Manager Affiliate Entity” shall mean any entity controlled directly or indirectly by (i) Drew Sims, Chris Sims and/or Kim Sims, (ii) family partnerships or trusts (the sole members or beneficiaries of which are at all times lineal descendants of Drew Sims, Chris Sims and/or Kim Sims (including step-children) and spouses of any of the foregoing), or (iii) by lineal descendants of Drew Sims, Chris Sims and/or Kim Sims (including step-children) and spouses of any of the foregoing. For purposes hereof, “controlled” shall mean (i) the possession, directly or indirectly of a majority of the voting power and capital stock or ownership interest of such entity, or (ii) the power to direct or cause the direction of the management and policies of such entity in the capacity of chief executive officer, president, chairman, or other similar capacity where they are actively engaged and/or involved in providing such direction or control and spend a substantial amount of time managing such entity. Any such permitted assignee shall be deemed to be the Manager for purposes of this Agreement provided such assignee assumes all of Manager’s future obligations under this Agreement pursuant to an assumption agreement reasonably acceptable to Lessee. Any and all such assignments, however, shall at all times be subject to the prior right, title and interest of Lessee with respect to the Premises. An assignment by Manager or any permitted assignee of its interest in this Agreement, shall not relieve Manager or any such permitted assignee, as the case may be, from their respective obligations under this Agreement, and shall inure to the benefit of, and be binding upon, their permitted successors and assigns. For purposes of this Article XXI any change in the ownership of the Manager or other event that would cause the Manager to fail to be a Manager Affiliate Entity shall be deemed to be a transfer of this Agreement, prohibited by this Article XXI unless first consented to in writing by Lessee (which may be withheld in its sole discretion).

ARTICLE XXII

NOTICES

All notices, demands, elections, or other communications that any party this Agreement may desire or be required to be given hereunder shall be in writing and shall be given by hand, by depositing the same in the United States mail, first class, postage prepaid, certified mail, return receipt requested, or by a recognized overnight courier service providing confirmation of delivery, to the addresses set forth below, or at such address as may be designated by the addressee upon written notice to the other party, (herein called “NOTICE”).

To Lessee:	MHI Hospitality TRS, LLC 6411 Ivy Lane, Suite 510 Greenbelt, MD 20770 Attn: William Zaiser Fax: 301/474-0807

With a copy to:	Andrew M. Sims President & Chief Executive Officer 814 Capitol Landing Road Williamsburg, VA 23185 Fax: 757/564-8801

To Manager:	MHI Hotels Services, LLC 6411 Ivy Lane – Suite 510 Greenbelt, Maryland 20770 Attn: Kim E. Sims Fax: 301/474-0808

To the Landlords:	MHI Hospitality, L.P. 814 Capitol Landing Road Williamsburg, Virginia 23185 Fax: (757) 564-8801

All notices given pursuant to this Article XXII shall be deemed to have been given (i) if delivered by hand on the date of delivery or on the date that delivery was refused by the addressee, or (ii) if delivered by certified mail or by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the return receipt or courier service confirms that acceptance of delivery was refused by the addressee).

ARTICLE XXIII

SUBORDINATION; NON-DISTURBANCE

23.1 Subordination. This Agreement shall be subject and subordinate to any Hotel Mortgage and Lease, and Manager agrees to enter into a lender-manager or landlord-manager (as applicable) agreement with respect to each Hotel, which agreement shall contain reasonable provisions, including, without limitation, Manager’s acknowledgment that its real estate interest in and to the applicable Hotel, if any, created by this Agreement is subject and subordinate to the applicable Hotel Mortgage or Lease, including providing any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure, including the Holder, with the right to terminate this Agreement with respect to the applicable Hotel; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the Holder or such purchaser or Landlord (or its assignee) with respect to such Hotel, Manager shall not look to the Holder for payment of such fees, reimbursements or indemnification payments and Manager’s right to receive such fees, reimbursements or indemnification payments shall be subordinated to the Holder’s rights and (b) if this Agreement is not terminated by the Holder or such purchaser with respect to such Hotel, then such fees, reimbursements or indemnification payments shall be payable by the Holder or such purchaser). Notwithstanding the foregoing, Manager shall in no event be obligated to perform its duties hereunder without payment and/or reasonable assurance of payment of such fees, reimbursements or indemnification payments.

23.2 Non-Disturbance Agreement. Notwithstanding Section 23.1, Lessee agrees that, prior to obtaining any Hotel Mortgage or executing any Lease, Lessee will use its commercially reasonable efforts to obtain from each prospective Holder or Landlord (as applicable), a Non-Disturbance Agreement pursuant to which Manager’s rights under this Agreement will not be disturbed as a result of a default stemming from non-monetary factors which (i) relate to Lessee and do not relate solely to the applicable Hotel, and (ii) are not defaults by Manager under Section 19.1 of this Agreement. If Lessee desires to obtain a Hotel Mortgage or to execute a Lease, Manager, on written request from Lessee, shall promptly identify those provisions in the proposed Hotel Mortgage or Lease documents which fall within the categories described in clauses (i) and (ii) above, and Manager shall otherwise assist in expediting the preparation of an agreement between the prospective Holder and/or Landlord and Manager which will implement the provisions of this Section 23.2.

ARTICLE XXIV

PROPRIETARY MARKS; INTELLECTUAL PROPERTY

24.1 Computer Software and Equipment. All “Software” (meaning all computer software and accompanying documentation, other than software which is commercially available, which are used by Manager in connection with the property management system, any reservation system and all future electronic systems developed by Manager for use in the Hotels) is and shall remain the exclusive property of Manager or any one of its Manager Affiliate Entities (or the licensor of such Software, as the case may be), and Lessee shall have no right to use, or to copy, any Software. Upon Termination, Manager shall have the right to remove from the Hotels, without compensation to Lessee, all Software, and any computer equipment which is utilized as part of a centralized property management system or is otherwise considered proprietary by Manager, excepting any software which is owned by the applicable Franchisor; provided that Manager shall cooperate with Lessee in the transition of the centralized management system to the new manager, including in the change of any Software and computer equipment. If any of such computer equipment is owned by Lessee, Manager shall reimburse

Lessee for previous expenditures made by Lessee for the purchase of such equipment, subject to a reasonable allowance for depreciation.

24.2 Intellectual Property. All “Intellectual Property” (meaning all Software and manuals, brochures and directives issued by Manager to its employees at the Hotel regarding procedures and techniques to be used in operating the Hotel) shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. Upon Termination, all Intellectual Property shall be removed from the Hotels by Manager, without compensation to Lessee.

24.3 Books and Records. All Books and Records maintained with respect to the Hotels, including guest records but excluding employee records, shall be the sole property of Lessee but may be used by the Manager during the Term in connection with its management and operation of the Hotels.

ARTICLE XXV

INDEMNIFICATION

25.1 Manager Indemnity. Manager shall indemnify and hold Lessee (and Lessee’s agents, shareholders, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds that may be incurred by or asserted against any such party and that arise from (a) the fraud, willful misconduct or gross negligence of Manager; provided, however, that the act or omission of any employee of Manager who is not an Executive Employee, which act or omission is willful or constitutes fraud or gross negligence on the part of such employee, shall not constitute fraud, gross negligence or willful misconduct on the part of Manager unless Manager’s home office or regional staff, or an Executive Employee, acted with gross negligence in employing, training, supervising or continuing the employment of such employee; (b) the infringement of any of Manager’s intellectual property rights (including trademarks, software, etc.) on the intellectual property rights of any third party; (c) any Excluded Employee Claims; (d) knowing or reckless placing, discharge, leakage, use or storage, of hazardous materials on the Premises or in the Hotels by Manager during the Term of this Agreement as set forth in Section 28.10(c); or (e) the breach by Manager of any provision of this Agreement, including, without limitation, any action taken by Manager which is beyond the scope of Manager’s authority under this Agreement, which is not cured within any applicable notice and cure periods. Lessee shall promptly provide Manager with written notice of any claim or suit brought against it by a third party which might result in such indemnification.

25.2 Lessee Indemnity. Except with respect to matters for which Manager is obligated to provide indemnification pursuant to Section 25.1, Lessee shall indemnify and hold Manager (and Manager’s agents, principals, partners, members, officers, directors, and employees) harmless from and against all liabilities, losses, claims, damages, costs and expenses (including, but not limited to, reasonable attorneys’ fees and expenses) which are not covered by insurance proceeds and that may be incurred by or asserted against such party and that arise from or in connection with (a) the performance of Manager’s services under this Agreement; (b) the condition or use of the Hotels, to the fullest extent permitted by law, including without limitation, any injury to person(s) or damage to property or business by reason of any cause whatsoever in or about the Hotels; (c) any Employee Related Termination Costs, including any liability to which Manager is subjected pursuant to the Warn Act in connection with the termination of this Agreement, provided that Manager has provided notices in the form (other than any reference to the time period) required by the Warn Act within five (5) business days of Manager’s receipt of a notice of the termination of this Agreement (excluding any termination of this Agreement which results from the commission of any theft, embezzlement or other criminal misappropriation of funds of the Hotels or from the Lessee or any fraud or felony by any Executive Employee that relates to or materially affects the operation or reputation of the Hotels); (d) the Employee Costs and Expenses as set forth in Article IX herein above; or (e) any Employee Claims, but excluding any Excluded Employee Claims. Manager shall promptly provide Lessee with written Notice of any claim or suit brought against it by a third party which might result in such indemnification.

25.3 Indemnification Procedure. Any party obligated to indemnify the other party under this Agreement (the “Indemnifying Party”) shall have the right, by Notice to the other party, to assume the defense of any claim with respect to which the other party is entitled to indemnification hereunder. If the Indemnifying Party gives such notice, (i) such defense shall be conducted by counsel selected by the Indemnifying Party and approved by the other party, such approval not to be unreasonably withheld or delayed (provided, however, that the other party’s approval shall not be required with respect to counsel designated by the Indemnifying Party’s insurer); (ii) so long as the Indemnifying Party is conducting such defense with reasonable diligence, the Indemnifying Party shall have the right to control said defense and shall not be required to pay the fees or disbursements of any counsel engaged by the other party for services rendered after the Indemnifying Party has given the Notice provided for above to the other party, except if there is a conflict of interest between the parties with respect to such claim or defense; and (iii) the Indemnifying Party shall have the right, without the consent of the other party, to settle such claim, but only provided that such settlement involves only the payment of money, the Indemnifying Party pays all amounts due in connection with or by reason of such settlement and, as part thereof, the other party is unconditionally released from all liability in respect of such claim. The other party shall have the right to participate in the defense of such claim being defended by the Indemnifying Party at the expense of the other party, but the Indemnifying Party shall have the right to control such defense (other than in the event of a conflict of interest between the parties with respect to such claim or defense). In no event shall (i) the other party settle any claim without the consent of the Indemnifying Party so long as the Indemnifying Party is conducting the defense thereof in accordance with this Agreement; or (ii) if a claim is covered by the Indemnifying Party’s liability insurance, take or omit to take any action which would cause the insurer not to defend such claim or to disclaim liability in respect thereof.

25.4 Survival. The provisions of this Article shall survive the termination of this Agreement with respect to acts, omissions and occurrences arising during the Term.

ARTICLE XXVI

FUTURE HOTELS

Lessee acknowledges and agrees that any motel and/or hotel properties leased by Lessee from any Affiliates of the Partnership (including the Landlords) from and after the Effective Date (“Future Hotels”), may at the election of the parties to the Strategic Alliance Agreement either be subject to the terms and provisions of this Agreement effective upon execution of an amendment to this Agreement (the “Amendment”) in the form of Exhibit “E” attached hereto; provided that there does not then exist an uncured Event of Default by Manager under this Agreement and the independent director approval requirements under the Strategic Alliance Agreement have been satisfied. Upon execution of such Amendment (as set forth therein), Exhibit “A” (Hotel Information), Exhibit “B” (Description of Leases), Exhibit “B-1” (Legal Descriptions for Sites), Exhibit “C” (Description of Franchise Agreements and Franchisors), Exhibit “D” (Annual Operating Budget) to this Agreement shall be amended to add the applicable information required by this Agreement with respect to the Future Hotel(s) subject of the Amendment. Effective upon execution of said Amendment, all terms and conditions of this Agreement shall be deemed amended to include and apply to such Future Hotel(s).

ARTICLE XXVII

GOVERNING LAW VENUE

This Agreement and its interpretation, validity and performance shall be governed by the laws of the Commonwealth of Virginia without regard to its conflicts of laws principles. In the event any court of law of appropriate judicial authority shall hold or declare that the law of another jurisdiction is applicable, this agreement shall remain enforceable under the laws of the appropriate jurisdiction. The parties hereto agree that venue for any action in connection herewith shall be proper in James City County, Virginia. Each party hereto consents to the jurisdiction of any local, state or federal court situated in any of such locations and waives any objection which it may have pertaining to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

ARTICLE XXVIII

MISCELLANEOUS

28.1 Rights to make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provision of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been given or taken. Each party covenants that it has and will continue to have throughout the term of this Agreement and any extensions thereof, the full right to enter into this Agreement and perform its obligations hereunder.

28.2 Agency. Manager’s limited agency established by this Agreement is coupled with an interest and may not be terminated by Lessee until the expiration of the Term of this Agreement except as otherwise provided in this Agreement.

28.3 Failure to Perform. If Manager or Lessee at any time fails to make any payments as specified or required hereunder or fails to perform any other act required on its part to be made or performed hereunder without limitation, then the other party after thirty (30) days’ written notice to the defaulting party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the defaulting party’s part. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws or (ii) at the Prime Rate plus three percent (3%), from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand. For the purposes of this Section 28.3, the term “Prime Rate” shall mean the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate”.

28.4 Headings. Headings of Articles and Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Articles or Sections to which they refer.

28.5 Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

28.6 Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings.

28.7 Consents. Whenever the consent or approval of Lessee is required under the terms of this Agreement, unless otherwise stated to the contrary, such consent or approval may be granted or withheld by Lessee in its reasonable discretion.

28.8 Eligible Independent Contractor. During the Term of this Agreement, Manager shall at all times qualify as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code (“Eligible Independent Contractor”). To that end, during the Term of this Agreement, Manager agrees that:

(a) Manager shall not permit wagering activities to be conducted at or in connection with the Hotels by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotels;

(b) Manager shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the outstanding stock of MHI;

(c) no more than thirty-five percent (35%) of the Manager’s membership interests (in its assets or net profits) shall be owned (within the meaning of Section 856(d)(5) of the Code), directly or indirectly, by one or more persons owning thirty-five percent (35%) (within the meaning of Section 856(d)(5) of the Code) or more of the outstanding stock of MHI;

(d) neither MHI, the Partnership, the Landlords, nor the Lessee, shall derive any income from the Manager or any of its subsidiaries; and

(e) Manager (or a person who is a “related person” within the meaning of Section 856(d)(9)(F) of the Code (a “Related Person”) with respect to Manager) shall be actively engaged in the trade or business of operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code (defined below) for one or more persons who are not Related Persons with respect to MHI or Lessee (“Unrelated Persons”). For purposes of determining whether the requirement of this paragraph (e) has been met, Manager shall be treated as being “actively engaged” in such a trade or business if Manager (i) derives at least 10% of both its profits and revenue from operating “qualified lodging facilities” within the meaning of Section 856(d)(9)(D) of the Code for Unrelated Persons or (ii) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code that provide a “safe harbor” rule with respect to the hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” within the meaning of such Code section.

A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a “Lodging Facility” (defined below), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is fully authorized to engage in such business at or in connection with such facility. A “Lodging Facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as party of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to MHI.

28.9 Subleasing. During the Term of this Agreement, Manager shall not sublet the Hotels or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (i) the net income or profits derived by the business activities of the sublessee, or (ii) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

28.10 Environmental Matters.

(a) For purposes of this Section 28.10, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees or employees of the Hotels.

(b) Regardless of whether or not a given hazardous material is permitted on the Premises under applicable environmental law, Manager shall only bring on the Premises such hazardous materials as are needed in the normal course of business of the Hotels.

(c) In the event of the discovery of hazardous materials (as such term may be defined in any applicable environmental law) on the Premises or in the Hotels during the Term of this Agreement, Lessee shall promptly remove, if required by applicable environmental law, such hazardous materials, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement, whereupon the responsibility to promptly remove and/or remedy the environmental problem shall be that of Manager and at Manager’s sole cost and expense). All costs and expenses of the compliance with all environmental laws shall be paid by Lessee from its own funds (except to the extent knowingly or recklessly caused by Manager during the Term of this Agreement as set forth herein above).

28.11 Equity and Debt Offerings. The Lessee or Manager (as an “Issuing Party”) may make reference to the other party (the “Non-Issuing Party”) or any of its Affiliates in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (collectively, referred to as the “Prospectus”), issued by the issuing party. In no event will the non-issuing party be deemed a sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the Prospectus. The issuing party shall be entitled to include in the Prospectus an accurate summary of this Agreement but shall not include any proprietary mark of the non-issuing party without prior written consent of the non-issuing party. The issuing party shall indemnify, defend and hold the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including attorneys’ fees and expenses, and the cost of litigation), arising out of any Prospectus or the offering described therein, except for any such losses, costs, liability and damage arising from material misstatements or omissions in a Prospectus based on information provided in writing by the non-issuing party expressly for inclusion in the Prospectus.

28.12 Estoppel Certificates. Lessee and Manager will, at any time and from time to time within fifteen (15) days of the request of the other party or a Holder, or a Franchisor (if so permitted under the applicable Franchise Agreement), or a Landlord (if so permitted under the applicable Lease), execute, acknowledge, and deliver to the other party and such Holder, Franchisor or Landlord, as applicable, a certificate certifying:

(a) That the Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications);

(b) The dates, if any, with respect to which the distributions of excess Working Capital have been paid;

(c) Whether there are any existing Event(s) of Default or events which, with the passage of time, would become an Event of Default, by the other party to the knowledge of the party making such certification, and specifying the nature of such Event(s) of Default or defaults or events which, with the passage of time, would become an Event of Default, if any; and

(d) Such other matters as may be reasonably requested.

Any such certificates may be relied upon by any party to whom the certificate is directed.

28.13 Confidentiality. The Manager shall keep confidential all non-public information obtained in connection with the services rendered under this Agreement and shall not disclose any such information or use any such information except in furtherance of its duties under this Agreement or as may be required by applicable Legal Requirements or court order, or as may be required under any Franchise Agreement, Hotel Mortgage, Lease or Ground Lease.

28.14 Modification. Any amendment, supplement or modification of this Agreement must be in writing signed by both parties hereto; provided that a majority of the Independent Directors of MHI approve such amendment, supplement or modification.

28.15 Counterparts. This Agreement may be executed in multiple counterparts, each of which is an original and all of which collectively constitute one instrument.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, as of the Effective Date.

LESSEE:

MHI Hospitality TRS, LLC, a Delaware limited liability company

By:	/s/ ANDREW M. SIMS
Andrew M. Sims
Manager

MANAGER:

MHI HOTELS SERVICES LLC, a Virginia limited liability company

By:	/s/ KIM E. SIMS
Kim E. Sims
President

LANDLORDS:

Philadelphia Hotel Associates LP a Pennsylvania limited partnership

By:	MHI GP LLC, its general partner

By:	MHI Hospitality, L.P., its sole member

By:	MHI Hospitality Corporation, its general partner

By:	/s/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

Capitol Hotel Associates, L.P., L.L.P., a Virginia limited partnership

By:	MHI GP LLC, its general partner

By:	MHI Hospitality, L.P., its sole member

By:	MHI Hospitality Corporation, its general partner

By:	/s/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

Savannah Hotel Associates, L.L.C., a Virginia limited liability company

By:	MHI Hospitality, L.P., its sole member

By:	MHI Hospitality Corporation, its general partner

By:	/s/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

Brownestone Partners, LLC, a North Carolina limited liability company

By:	MHI Hospitality, L.P., its sole member

By:	MHI Hospitality Corporation, its general partner

By:	/s/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

Laurel Hotel Associates LP, a Maryland limited partnership

By:	MHI Hospitality, L.P., its sole member

By:	MHI Hospitality Corporation, its general partner

By:	/s/ ANDREW M. SIMS
Name:	Andrew M. Sims
Title:	President and Chief Executive Officer

LIST OF EXHIBITS

Exhibit “A”	- Hotel Information

Exhibit “B”	- Description of Leases

Exhibit “B-1”	- Legal Descriptions of Sites

Exhibit “C”	- Description of Franchise Agreements and Franchisors

Exhibit “D”	- Annual Operating Budget

Exhibit “E”	- Form of Amendment to Hotel Master Management Agreement